As filed with the Securities and Exchange Commission on April 6, 2004
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

RPM International Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2851	02-0642224
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 777

2628 Pearl Road
Medina, Ohio 44258
(330) 273-5090
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

P. Kelly Tompkins, Esq. Senior Vice President, General Counsel and Secretary RPM International Inc. P.O. Box 777 2628 Pearl Road Medina, Ohio 44258 (330) 273-5090	Copy To: Edward W. Moore, Esq. Calfee, Halter & Griswold LLP 1400 McDonald Investment Center 800 Superior Avenue Cleveland, Ohio 44114-2688 (216) 622-8200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit	Offering Price(1)	Fee

6.25% Senior Notes due 2013	$200,000,000	100%	$200,000,000	$25,340

(1)	Estimated pursuant to Rule 457(f) under the Securities Act of 1933 solely for the purpose of determining the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED APRIL 6, 2004

PROSPECTUS

$200,000,000

Offer to Exchange

6.25% Senior Notes due 2013

For Any and All Outstanding
6.25% Senior Notes due 2013

The Offering:

     We are offering to exchange all of our outstanding 6.25% Senior Notes due 2013, or the “initial notes,” for new 6.25% Senior Notes due 2013, or the “exchange notes.” The terms of the exchange notes are identical in all material respects to the terms of the initial notes, except that the exchange notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the initial notes do not apply to the exchange notes.

     To exchange your initial notes for exchange notes:

•	You are required to make the representations described on page 63 to us.

•	You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, The Bank of New York, by 5:00 p.m., New York time on , 2004.

•	You should read the section called “The Exchange Offer” for further information on how to exchange your initial notes for exchange notes.

      Investing in the exchange notes involves risks similar to those associated with the initial notes. See “Risk Factors” beginning on page 11.

     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since such dates.

      This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that information from other sources is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of this offering and the notes, including the merits and risks involved.

      We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

      References in this prospectus to “RPM,” “we,” “us” and “our” refer to RPM International Inc., a holding company incorporated in Delaware, and its subsidiaries, unless the context otherwise requires. References in this prospectus to our Common Stock include the rights related to our Common Stock pursuant to our stockholder rights plan.

      This prospectus contains references to certain of our brand names or trademarks owned by our subsidiary corporations, including: ’33’, ’33’ Glazing, Alex Plus, American Accents, Automotive Stops Rust, B-I-N, Bondex, Bondo, Bondo/Mar-Hyde, Bulls Eye 1-2-3, Bulls Eye Waterbase, Bulls Eye Oil Base, CCI, Carboline, Chemical Coatings, Chemspec, Choice Marking Aerosol, Cover-Stain, Crackshot, DAP, Day-Glo,

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DIF, Drydex, Dryvit, DYmeric, DYmeric 240FC, Dymonic FC, Dynatron/ Bondo, Easy Solutions, Epoxy Shield, Euco, Fibergrate, Flecto, Hard Hat, Kop-Coat, Kwik Seal, Kwik Seal Plus, Mohawk, Nature Seal, Nullifire, Painter’s Touch, Papertiger, Pettit, Plasite, Plastic Wood, Prepz, Road Warrior, Rust-Oleum, Shieldz, SideWinder, Specialty Plastic Primer, Stonblend ETZ, Stonblend RTZ, Stonhard, Stops Rust, Testors, TCI, The Euclid Chemical Company, Tremclad, Tremco, Varathane, Vulkem, Watco, Weldwood, Westfield, Woolsey, Z-Spar and Zinsser. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to our plans, expectations, estimates and beliefs of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions and we can give no assurance that such expectations will prove to be correct. Some of the things that could cause our actual results to differ substantially from our expectations are:

•	general economic conditions;

•	the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents;

•	continued growth in demand for our products;

•	legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of insurance and reserves for such matters;

•	the effect of changes in interest rates;

•	the effect of fluctuations in currency exchange rates upon our foreign operations;

•	the effect of non-currency risks in investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors;

•	risks and uncertainties associated with our ongoing acquisition and divestiture activities;

•	risks inherent in our contingent liability reserves, including with respect to asbestos-related claims; and

•	other factors referenced in this prospectus, including those set forth under the caption “Risk Factors.”

      For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus to conform them to actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors.” We caution you that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

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      You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

      We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with those requirements, we file annual, quarterly and other reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. In addition, the SEC maintains a website (www.sec.gov) that contains the reports, proxy statements and other information that we have filed. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We “incorporate by reference” into this prospectus the information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than Current Reports on Form 8-K containing only Regulation FD disclosure furnished pursuant to Item 9 of Form 8-K or disclosure regarding a completed quarterly or annual fiscal period furnished pursuant to Item 12 of Form 8-K which are not listed below, after the date of this prospectus and to the end of this offering under this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2003;

•	Our Quarterly Reports on Form 10-Q for the quarters ended August 31, 2003 and November 30, 2003; and

•	Our Proxy Statement pursuant to Section 14(a) of the Exchange Act, filed August 29, 2003.

      All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the termination of this offering, will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents.

      You should rely only on the information contained in this document or that information to which we have referred you. We have not authorized anyone to provide you with additional information.

      Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospects to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Secretary

RPM International Inc.
P.O. Box 777
2628 Pearl Road
Medina, Ohio 44258
(330) 273-5090

      Except as provided above, no other information, including information on our website, is incorporated by reference into this prospectus.

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PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus as well as the documents incorporated by reference before making an investment decision.

RPM International Inc.

      We are a leading manufacturer and marketer of high quality specialty paints, protective coatings and roofing systems, sealants and adhesives, focusing on the maintenance and improvement needs of both the industrial and consumer markets.

      Our family of products includes many well-known brand names such as Carboline, DAP, Day-Glo, Flecto, Rust-Oleum, Stonhard, Tremco and Zinsser. Our portfolio of businesses is organized into two segments: Industrial and Consumer. Our Industrial segment constituted approximately 54% of net sales for the fiscal year ended May 31, 2003 and approximately 55% for the six month period ended November 30, 2003, and includes maintenance and protection products for roofing and waterproofing systems, flooring, corrosion control and other specialty applications. Our Consumer segment constituted approximately 46% of net sales for the fiscal year ended May 31, 2003 and approximately 45% for the six months ended November 30, 2003, and includes rust-preventative, special purpose and decorative paints, caulks, sealants, primers and other branded consumer products. As of May 31, 2003, we sold our products in approximately 130 countries and territories and operated manufacturing facilities in approximately 67 locations around the world, with approximately 23% of net sales generated in international markets. For the fiscal year ended May 31, 2003 and the six months ended November 30, 2003, we recorded net sales of approximately $2.08 billion and $1.18 billion, respectively.

Industrial Segment

      The Industrial segment has operations primarily in North America and Europe, as well as a presence in regions of South America, Asia, South Africa, Australia and the Middle East. Our industrial businesses, which account for the majority of our international sales, sell directly to contractors, distributors and end-users, such as industrial manufacturing facilities, educational and governmental institutions and commercial establishments. Our Industrial segment generated approximately $1.12 billion and $646.5 million, respectively, in net sales for the fiscal year ended May 31, 2003 and the six months ended November 30, 2003, and includes the following major product lines:

•	institutional roofing systems and sealants used in building protection, maintenance and weatherproofing applications marketed under our well-established Tremco, Republic, Vulkem and DYmeric brand names. Recently introduced products include sealants marketed under the DYmeric 240FC and Dymonic FC brand names;

•	high-performance flooring systems for industrial, institutional and commercial facility floor surfaces marketed under the Stonhard brand name. Recently introduced products include flooring systems marketed under the Stonblend RTZ and Stonblend ETZ brand names. We also manufacture and supply molded and pultruded fiberglass reinforced plastic gratings used for industrial platforms, staircases and walkways marketed under the Fibergrate brand name;

•	high-performance, heavy-duty corrosion control coatings and structural and fireproofing protection products and secondary containment linings for a wide variety of industrial infrastructure applications under the Carboline, Nullifire and Plasite brand names;

•	exterior insulating finishing systems, including textured finish coats, sealers and variegated aggregate finishes marketed under the Dryvit brand name; and

•	a variety of products for specialized applications, including powder coatings for exterior and interior applications marketed under the TCI brand name, fluorescent colorants and pigments marketed under the Day-Glo brand name, concrete and masonry additives marketed under the Euco brand name, commercial carpet and floor cleaning solutions marketed under the Chemspec brand name, specialty processing chemicals for the textile industry marketed under the American Emulsions brand name, wood and lumber treatments marketed under the Kop-Coat brand name and pleasure marine coatings marketed under the Pettit, Woolsey and Z-Spar brand names.

Consumer Segment

      The Consumer segment manufactures and markets professional and do-it-yourself (“DIY”) products for home maintenance and improvement, automotive and boat repair and maintenance, and hobby and leisure applications. The Consumer segment’s major manufacturing and distribution operations are located in North America. We market our products through a wide range of distribution channels, including home improvement centers, mass merchandisers, hardware stores, paint stores, automotive supply stores, craft shops and distributors. Our Consumer segment generated approximately $0.97 billion and $533.4 million, respectively, in net sales for the fiscal year ended May 31, 2003 and the six months ended November 30, 2003, and includes the following major product lines:

•	small project rust-preventative, decorative and assorted specialty paints and coatings for the DIY and professional markets in the United States and Canada through our wide assortment of Rust-Oleum brand products. In addition to the original line of rust-preventative coatings sold under the Stops Rust brand name, leading brands within the Rust-Oleum portfolio include American Accents, Painter’s Touch, Tremclad, Hard Hat, Flecto, Varathane and Watco. Recently introduced brands within the Rust-Oleum portfolio include Specialty Plastic Primer, Epoxy Shield, Road Warrior, Industrial Choice Marking Aerosol and Automotive Stops Rust;

•	a complete line of caulks and sealants, patch and repair products and adhesives for the home improvement, repair and construction markets through our wide assortment of DAP products. Leading brands within the DAP portfolio include Alex Plus, Kwik Seal Plus with Microban, SideWinder Advanced Siding and Window Sealant, Weldwood, ’33’ Glazing and Plastic Wood. Recently introduced products include caulks and related products marketed under the Drydex, Easy Solutions and Crackshot brand names;

•	a broad line of specialty primers and sealers marketed under the Zinsser, B-I-N, Bulls Eye 1-2-3, Cover-Stain and Sealcoat Universal brand names, as well as wallcovering removal and preparation coatings under the principal brands of DIF, Papertiger and Shieldz. Recently introduced products include specialty primers marketed under the Bulls Eye Waterbase and Bulls Eye Oil Base brand names and wallcovering preparation products marketed under the Zinsser Plus Mildewproof Commercial Wallcovering System and Prepz brand names; and

•	an assortment of other products, including autobody paints and repair products marketed under the Bondo brand name, hobby paints and cements marketed under the Testors brand name, wood furniture finishes and touch-up products marketed under the CCI, Mohawk, Chemical Coatings and Westfield Coatings brand names, deck and fence restoration products marketed under the Wolman brand name and shellac-based chemicals for industrial uses, edible glazes and food coatings by Mantrose-Haeuser under the Nature Seal brand name.

Our Competitive Strengths

      We believe that our competitive strengths in the industries in which we compete are as follows:

•	Global Leader in Markets Served. We maintain a leading market position in many of the markets we serve. We believe that customers of our Industrial segment value our high quality products as well as our ability to supply multiple products and customized solutions. In our Consumer segment, we develop and maintain our market leadership positions by building upon our well-recognized brand name products and sales, marketing and service organizations that strive to ensure that our product lines and product development efforts are aligned with our customer needs.

•	Balanced Portfolio of Leading Brand Names. Our balanced product portfolio contains some of the most well-recognized brands in the industrial and consumer markets in which we compete. Our leading brands include Carboline, DAP, Day-Glo, Flecto, Rust-Oleum, Stonhard, Tremco and Zinsser. We believe that many of our brands are recognized in the markets as leaders in quality and reliability, providing us with important competitive advantages with respect to introducing new products, maintaining or gaining market share and developing a stable customer base. We also believe our balanced portfolio of businesses, with their focus on maintenance, repair and improvement applications, enables us to better weather economic cycles because our exposure is spread across a wide range of industries, sales channels and end-users.

•	Value-Added Customer-Oriented Solutions. Our operating companies have developed specialized sales, marketing and technical service organizations that maintain close relationships with our customers to provide unique solutions to their needs. We have not only worked to build a reputation for customer responsiveness, but have also promoted product and brand development. Examples of our customer-oriented solutions include:

—	Stonhard, which has developed and installed proprietary electrostatic dissipating flooring systems for a leading worldwide microelectronics manufacturer; and

—	Rust-Oleum, which has been a pioneer in the home improvement market with its MarketScope category management concept, which optimizes a retailer’s sales potential, shelf space and product offerings by tailoring customer displays to match regional or local consumer buying patterns.

•	Entrepreneurial Culture and Strong Management Team. Since our founding in 1947, we have operated under a basic business philosophy — “hire the best people you can find, create an atmosphere that will keep them, and then let them do their jobs.” We have sustained a culture that balances an entrepreneurial spirit with disciplined corporate oversight. Most of the members of our operating management team have joined us as a result of significant acquisitions and were either founders or second-generation family members of the founders of these acquired businesses. Our decentralized structure and incentive-based compensation philosophy have contributed to our growth for over 50 years.

Our Business Strategy

      We believe that our success is driven by our balanced portfolio of businesses, our strong management team and our entrepreneurial culture. We believe that these core principles provide our business units the flexibility necessary to achieve leadership positions in the high margin, specialty niche markets in which we compete. As part of our growth strategy, we have pursued, and intend to continue pursuing, acquisitions of complementary businesses or products and joint ventures. Our track record of successful acquisitions and integrations include the completion of more than 66 acquisitions since 1991. We intend to build upon our history of strong financial performance and operational success through: organic growth through new product introductions and market expansion; acquisitions of entrepreneurial, synergistic and strategic businesses and product lines; and ongoing margin improvement initiatives. Key elements of our business strategy include the following:

•	Focus on Driving Base Business Growth. We manage our operations for growth on a decentralized basis to provide our operating units the flexibility to perform in an entrepreneurial environment, build specific brand identity and provide focused service capabilities in order to respond quickly in the markets they serve. In the Industrial segment, drivers of our internal growth include introducing value-added and cost-effective solutions, cross-selling our product offerings and creating new markets for existing products. In the Consumer segment, drivers of our internal growth include aligning our operating units and products with the fastest growing customers and distribution channels, expanding our business through select product line extensions and introducing new products.

•	Well-Recognized Industry Consolidator. We are a leading industry consolidator and operate as a holding company for the businesses we acquire. We typically retain the management teams of the companies we acquire and endeavor to maintain management’s operational independence at the subsidiary level, yet we have demonstrated our ability, when appropriate, to integrate businesses to improve the operating results of the acquired companies.

•	Enhance Profitability Through Operational Improvements. We pursue initiatives to enhance profitability by lowering our operating costs through focused corporate leadership and operating company support. We also regularly review and evaluate our portfolio of businesses based on various strategic, operational and financial performance criteria. In addition, the combination of our internal growth and acquisitions over the years has enabled us to take advantage of enhanced purchasing power for raw materials and packaging. All of these actions are an integral part of our efforts to leverage earnings growth.

Recent Developments

      During the fiscal year ended May 31, 2003, we recorded a $140.0 million charge to establish a reserve for measurable known asbestos claims as of May 31, 2003 and an estimated provision for some future claims that were estimable involving or related to our subsidiary, Bondex International, Inc. As previously reported, the insurance available to Bondex for the payment of indemnity and defense costs associated with its asbestos litigation was depleted early in the fiscal year 2004. We believe that the reserve established will be sufficient to cover our asbestos-related litigation costs for such claims for approximately three years. We will regularly evaluate the adequacy of this reserve and related cash flow implications in light of actual claims experience, the impact of state law changes and the evolving nature of federal legislative efforts to address asbestos litigation, and will make and communicate appropriate adjustments as, and when, necessary. For further details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained or incorporated by reference in this prospectus and “Item 3. Legal Proceedings — Asbestos Litigation” contained in our Annual Report for the year ended May 31, 2003, incorporated in this prospectus by reference.

      Our principal executive offices are at 2628 Pearl Road, P.O. Box 777, Medina, Ohio 44258, and our telephone number is (330) 273-5090. Our website address is www.rpminc.com. Information on our website does not constitute part of this prospectus.

The Exchange Offer

Notes Offered	We are offering to exchange up to $200,000,000 of our 6.25% Senior Notes due December 15, 2013. The terms of the exchange notes are identical in all material respects to the terms of the initial notes, except that the exchange notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the initial notes do not apply to the exchange notes.

The Exchange Offer	We are offering to issue the exchange notes in exchange for a like principal amount of your initial notes. We are offering to issue the exchange notes to satisfy our obligations contained in the registration rights agreement entered into when the initial notes were sold in transactions permitted by Rule 144A under the Securities Act and therefore not registered with the SEC. For procedures for tendering your initial notes, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m. New York City time on , 2004 unless it is extended. If you decide to exchange your initial notes for exchange notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the exchange notes. If you decide to tender your initial notes in the exchange offer, you may withdraw them any time prior to , 2004. If we decide for any reason not to accept any initial notes for exchange, your initial notes will be returned to you promptly after the exchange offer expires.

Conditions of the Exchange Offer	The exchange offer is subject to the following customary conditions, which we may waive:

• the exchange offer, or the making of any exchange by a holder of initial notes, will not violate any applicable law or interpretation by the staff of the SEC; and

• no action may be pending or threatened in any court or before any governmental agency with respect to the exchange offer that may impair our ability to proceed with the exchange offer.

Certain United States Federal Income Tax Consequences	Your exchange of initial notes for exchange notes in the exchange offer should not result in any income, gain or loss to you for Federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer.

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer.

Failure to Tender Your Initial Notes	If you fail to tender your initial notes in the exchange offer, you will not have any further rights under the registration rights agreement. Because the initial notes are not registered under the Securities Act of 1933, the initial notes and exchange notes will not be interchangeable. Consequently, if you fail to tender your initial notes in the exchange offer, you will not be able to trade your initial notes with the exchange notes we issue. If most of the initial notes are tendered in the exchange offer, holders of notes that have not been exchanged will likely have little trading liquidity.

Consequences of Exchanging Your Initial Notes	Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquire the exchange notes issued in the exchange offer in the ordinary course of your business;

• are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

• are not an “affiliate” of RPM as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for initial notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any exchange notes issued in the exchange offer as described in more detail under “Plan of Distribution.”

Risk Factors	See “Risk Factors” beginning on page 11 of this prospectus and the other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes.

The Exchange Notes

      The terms of the exchange notes and the initial notes are identical in all material respects, except that the exchange notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the initial notes do not apply to the exchange notes.

      The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the exchange notes, please refer to the section in this prospectus entitled “Description of Exchange Notes.” You should read the entire prospectus, including the financial data and related notes included or incorporated by reference in this prospectus, before making an investment decision.

Issuer	RPM International Inc.

Notes offered	$200,000,000 principal amount of 6.25% Senior Notes due 2013.

Maturity Date	December 15, 2013.

Interest Payment Dates	Each June 15 and December 15, commencing June 15, 2004.

Ranking	The exchange notes will be senior unsecured obligations of RPM International Inc. and will rank equal in right of payment to its existing and future senior unsecured indebtedness. The exchange notes will be effectively subordinated to all of RPM International Inc.’s existing and future secured indebtedness to the extent of the assets securing that indebtedness.

In addition, we are structured as a holding company and we conduct all of our business operations through our subsidiaries. The exchange notes will be structurally subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries, which are distinct legal entities that will have no obligation to pay any amounts pursuant to the exchange notes or to make funds available for such purposes.

As of November 30, 2003, we had approximately $723.2 million of total consolidated indebtedness. Of this amount, $72.2 million of secured indebtedness and approximately $2.0 million of subsidiary indebtedness are effectively senior to the exchange notes.

Optional Redemption	We may redeem all or part of the exchange notes, at any time and from time to time, at our option at a redemption price equal to the greater of:

• 100% of the principal amount of the exchange notes being redeemed; and

• the make-whole amount for the exchange notes being redeemed, plus, in each case, accrued interest on such exchange notes, if any, to but excluding the redemption date. See “Description of Notes — Optional Redemption.”

Sinking Fund	None.

Certain Covenants	We will issue the exchange notes under an indenture that will, among other things, limit our ability and the ability of our subsidiaries to:

• incur certain liens; and

• engage in sale-leaseback transactions.

The indenture also will include requirements that must be met if we consolidate or merge with, or sell all or substantially all of our assets, to another entity.

These covenants are subject to important exceptions and qualifications, which are described in this prospectus under “Description of Notes — Certain Covenants.”

Absence of a Public Market	The exchange notes are a new issue of securities and there is currently no established public market for them. We currently have no intention to apply to list the exchange notes on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, we cannot provide any assurance as to the development or liquidity of any market for the exchange notes.

Summary Consolidated Financial Data

      The summary consolidated financial data as of and for the fiscal years ended May 31, 1999, May 31, 2000, May 31, 2001, May 31, 2002 and May 31, 2003 shown below are derived from our audited consolidated financial statements for such years, which have been audited by Ciulla, Smith & Dale, LLP, our independent auditors. Our audited consolidated financial statements for the fiscal years ended May 31, 2001, May 31, 2002 and May 31, 2003 and the notes to those statements are incorporated by reference in this prospectus. The summary consolidated financial data as of and for the six month periods ended November 30, 2003 and November 30, 2002 shown below are derived from our unaudited consolidated financial statements for the respective periods. In the opinion of our management, the unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of operations and financial position of our company for the periods presented. Operating results for the six months ended November 30, 2003 are not necessarily indicative of the results that may be expected for the entire fiscal year ending May 31, 2004. Total cost of sales and total selling, general and administrative expenses for the fiscal year ended May 31, 2003 and all prior periods described below have been reclassified as a result of the movement of certain freight-out charges that had been classified in cost of sales, and factory overhead charges that had previously been classified in selling, general and administrative expenses. You should read this table in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, as well as in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus.

								Six Months Ended
	Fiscal Year Ended May 31,							November 30,

	1999	2000		2001	2002	2003		2002	2003

								(Unaudited)

	(In millions, except per share amounts and percentages)
Statement of Operations Data:
Net sales	$1,720.6	$1,962.4		$2,007.8	$1,986.1	$2,083.5		$1,060.4	$1,179.9
Cost of sales	931.1	1,079.0		1,106.4	1,079.7	1,134.2		569.5	637.9

Gross profit	789.5	883.4		901.4	906.4	949.3		490.9	542.0
Selling, general and administrative expenses(a)	597.1	707.8		734.7	711.8	734.7		363.1	400.5
Asbestos charge	0.0	0.0		0.0	0.0	140.0		0.0	0.0
Restructuring and asset impairment charge	0.0	52.0		0.0	0.0	0.0		0.0	0.0
Interest expense, net	32.8	51.8		65.2	40.5	26.7		14.2	13.0

Income before income taxes	159.6	71.8		101.5	154.1	47.9		113.6	128.5
Provision for income taxes	65.1	30.8		38.5	52.5	12.6		39.8	45.6

Net income	$94.5	$41.0		$63.0	$101.6	$35.3		$73.8	$82.9

Earnings per share (basic)	$0.87	$0.38	(b)	$0.62	$0.97	$0.31	(c)	$0.64	$0.72
Earnings per share (diluted)	0.86	0.38	(b)	0.62	0.97	0.30	(c)	$0.64	$0.71
Dividends per share	0.4645	0.4850		0.4975	0.5000	0.5150		0.2550	0.2700
Average number of shares of common stock outstanding:
Basic	108.7	107.2		102.2	104.4	115.3		115.0	115.6
Diluted	111.4	107.4		102.2	105.1	116.0		116.0	116.3
Other Data:
EBIT(d)	$192.4	$183.5	(e)	$166.7	$194.6	$74.6	(f)	$127.8	$141.5
EBITDA(d)	254.5	262.7	(e)	248.2	251.5	133.3	(f)	155.9	172.4
EBITDA margin(g)	14.8%	13.4%		12.4%	12.7%	6.4	%(f)	14.7%	14.6%
Depreciation and amortization	$62.1	$79.2		$81.5	$56.9	$58.7		$28.1	$30.9
Cash flows from operating activities	117.2	101.7		73.5	191.9	164.9		90.5	65.9
Cash flows (used in) investing activities	(98.1)	(338.1)		(18.0)	(37.7)	(110.4)		(23.0)	(35.5)
Cash flows from (used in) financing activities	(40.2)	248.0		(62.8)	(136.0)	(45.9)		(49.2)	(32.6)
Capital expenditures	63.4	63.2		54.1	39.9	41.8		13.7	15.5

	As of May 31,					As of November 30,

	1999	2000	2001	2002	2003	2002	2003

						(Unaudited)

	(In millions)
Balance Sheet Data:
Cash and cash equivalents	$19.7	$31.3	$23.9	$42.2	$50.7	$60.4	$48.5
Other current assets	685.7	753.8	795.5	801.6	877.4	763.7	882.0
Working capital	402.9	408.9	443.7	479.0	500.4	507.9	538.9
Property, plant and equipment, net	339.7	366.2	362.0	355.8	370.8	349.5	368.9
Total assets	1,737.2	2,099.2	2,078.5	2,078.8	2,247.2	2,061.8	2,261.2
Current and long-term debt	585.9	964.3	962.8	713.8	726.1	691.6	723.2
Stockholders’ equity	742.9	645.7	639.7	858.1	877.0	915.1	945.3

(a)	Selling, general and administrative expenses includes research and development and other operating expenses.

(b)	Excluding the effect of the restructuring and asset impairment charges and related inventory write-down, fiscal year 2000 basic and diluted earnings per share would have been $0.73.

(c)	Excluding the impact of the asbestos charge, fiscal year 2003 basic and diluted earnings per share would have been $1.07 and $1.06, respectively.

(d)	EBIT is defined as earnings before interest and taxes, while EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We believe that EBITDA provides one of the best comparative measures for pure operating performance and is a widely accepted financial indicator used by certain investors and analysts. EBITDA is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. EBITDA should not be considered in isolation, but with GAAP, and it is not indicative of operating income or cash flow from operations as determined by those principles. Our method of computation may or may not be comparable to other similarly titled measures of other companies. EBITDA may not be indicative of our historical operating results nor is it meant to be predictive of potential future results. For comparative purposes, the table below presents both EBIT and EBITDA before certain non-recurring material charges incurred in relation to the Company’s restructuring program initiated in fiscal year 2000, and the asbestos-related charge incurred in fiscal year 2003.

							Six Months Ended
	Fiscal Year Ended May 31,						November 30,

	1999	2000	2001	2002	2003	2003	2002	2003

					(As Reported)	(Pro Forma
						Excluding Asbestos	(Unaudited)
						Charge)

	(In millions)
Income before income taxes	$159.6	$71.8	$101.5	$154.1	$47.9	$47.9	$113.6	$128.5
Restructuring and asset impairment charges	—	52.0	—	—	—	—	—	—
Inventory write-down related to restructuring	—	7.9	—	—	—	—	—	—
Asbestos charge	—	—	—	—	—	140.0	—	—
Interest expense, net	32.8	51.8	65.2	40.5	26.7	26.7	14.2	13.0

EBIT	192.4	183.5	166.7	194.6	74.6	214.6	127.8	141.5
Depreciation and amortization	62.1	79.2	81.5	56.9	58.7	58.7	28.1	30.9

EBITDA	$254.5	$262.7	$248.2	$251.5	$133.3	$273.3	$155.9	$172.4

(e)	Fiscal year 2000 EBIT and EBITDA exclude restructuring and asset impairment charges totaling $52.0 million and a related inventory write-down charge of $7.9 million included in cost of sales.

(f)	Fiscal year 2003 EBIT and EBITDA include the asbestos charge of $140.0 million.

(g)	EBITDA margin represents the percentage of EBITDA to net sales. See footnote (d) above for a reconciliation of income before income taxes to EBITDA. Excluding the impact of the $140.0 million asbestos charge from fiscal year 2003, the EBITDA margin for 2003 would have been 13.1%.

RISK FACTORS

      You should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus, before investing in the exchange notes. If any of the following risks actually occur, our business, financial condition, operating results or cash flows could be harmed.

Risks Related to Our Business

The industries in which we operate are highly competitive and some of our competitors may be larger and may have greater financial resources than we do.

      The industries in which we operate are fragmented and we do not face competition from any one company across our product lines. Any increase in competition may cause us to lose market share or compel us to reduce prices to remain competitive, which could result in reduced gross margins. This may impair our ability to grow or even to maintain our current levels of revenues and earnings. Companies that operate in our industry include Carlisle, Degussa, GE Plastics, ICI, Masco, PPG, Rohm and Haas, Sika Finanz, Sherwin-Williams and Valspar. Several of these companies are larger than us and may have greater financial resources than we do. Increased competition with these companies could prevent the institution of price increases or could require price reductions or increased spending on research and development and marketing and sales, any of which could adversely affect our results of operations.

Certain of our subsidiaries, principally Bondex International, Inc., are defendants in numerous asbestos-related personal injury lawsuits. Resolution of existing and future asbestos-related lawsuits may have a material and adverse effect on our future consolidated financial condition, operating results and liquidity.

      Certain of our wholly owned subsidiaries, principally Bondex, along with many other U.S. companies, are and have been involved in asbestos-related suits filed primarily in state courts during the past two decades. These suits principally allege personal injury resulting from exposure to products that contain asbestos.

      The number of asbestos-related suits against Bondex increased in the fourth fiscal quarter of 2002 and the first two fiscal quarters of 2003, influenced by the bankruptcy filings of numerous other defendants in asbestos-related litigation. The following table provides an overview of our asbestos-related bodily injury claims against Bondex on a fiscal year basis.

	Fiscal Year Ended May 31,

	2001	2002	2003

Claims filed	671	1,029	2,064
Claims resolved	156	396	1,846
Claims unresolved at end of period	1,151	1,784	2,002
Settlements (before any insurance coverage) (in millions)	$8.5	$24.9	$54.4

      As we previously reported, due to the significant increase in asbestos-related claims against Bondex and the inequitable impact of joint and several liability laws, our third party insurance was depleted during the first fiscal quarter of 2004. Prior to this sudden precipitous increase in claims and settlement loss rates, the combination of reserves and insurance coverage was expected to adequately cover our asbestos claims for the foreseeable future. We are contesting various of our third-party insurers’ claims of exhaustion.

      During the last seven months of fiscal 2003, new state liability laws were enacted in the states of Mississippi, Ohio and Texas where approximately 80% of the claims against Bondex are pending. The changes generally provide for liability to be determined on a proportional cause basis. These state law changes are not expected to have an impact on asbestos litigation affecting us until the latter part of fiscal 2004.

      During the fourth fiscal quarter of 2003, we retained a nationally recognized consulting firm to evaluate whether it would be possible to estimate the cost of disposing pending claims and to assist in determining whether the costs to us of future asbestos-related claims were measurable. Bondex has provided the consultants with all relevant data regarding asbestos-related claims filed against Bondex through May 31,

2003. The consultants concluded that it was not possible to currently estimate the full range of the cost of resolving future asbestos-related claims and thus have not rendered any definitive report estimating the cost of disposing pending or future claims.

      At this time, we cannot estimate the liability that could result from pending or future claims. We have established a reserve for those pending cases that have progressed to a stage where the cost to dispose of these cases can reasonably be estimated. The reserve was established by taking an asbestos charge to our fiscal 2003 operations of $140.0 million for measurable known claims as of May 31, 2003 and a provision for some future claims that were estimable. We believe that this reserve will be sufficient to cover our asbestos-related litigation costs for such claims for approximately three years. Additionally, Bondex’s share of costs (net of then-available third-party insurance) for asbestos-related product liability claims were $2.3 million, $2.8 million and $6.7 million for the years ended May 31, 2001, 2002 and 2003, respectively. Future facts, events, litigation outcomes and legislation, both state and/or federal, may affect the bases for the reserve, including our assumptions, and therefore alter our estimates of some future asbestos-related claims that were estimable. We cannot estimate possible liabilities in excess of those accrued because we cannot predict the number of additional claims that may be filed in the future, the grounds for such claims, the damages that may be demanded, the probable outcome, or the impact of recent state and pending federal legislation on prospective asbestos claims.

      In conjunction with our outside advisors, we will continue to study our asbestos-related exposure, and regularly evaluate the adequacy of the reserve we have established and the related cash flow implications in light of actual claims experience, the impact of state law changes and the evolving nature of federal legislative efforts to address asbestos litigation.

      For further information regarding our asbestos litigation, please refer to the “Summary — Recent Developments,” “Business — Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included elsewhere in this prospectus, as well as the disclosures in our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q incorporated by reference herein.

The chemical and construction products industries in which we serve expose us to inherent risks of claims and other litigation-related costs, which could adversely impact our business.

      As a participant in the chemical and construction products industries, we face an inherent risk of exposure to claims in the event that the failure, use or misuse of our products results, or is alleged to result, in bodily injury and/or property damage. For example, one of our subsidiaries, Dryvit Systems, Inc. (“Dryvit”), a manufacturer of coatings for exterior insulating finishing systems, or EIFS, is a defendant or co-defendant in numerous ongoing property damage claims, some of which involve attempted class actions in various states, related to the alleged defects of EIFS. Some of the EIFS claims also stem from alleged personal injuries from exposure to mold. Dryvit’s and our insurers, which include First Colonial Insurance Company, our wholly owned captive insurance company, are currently paying a substantial portion of Dryvit’s defense and/or settlement costs in the EIFS-related litigation.

      If we are unable to continue to maintain insurance coverage in an amount sufficient to cover costs related to our EIFS-related litigation, our business, cash flows and results of operations may be materially and adversely impacted.

      For further information regarding our EIFS litigation, please refer to the “Business-Legal Proceedings” section included elsewhere in this prospectus, as well as the disclosures in our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q incorporated by reference herein.

We depend on a number of large customers for a significant portion of our net sales and, therefore, significant declines in the level of purchases by any of these key customers could harm our business.

      Some of our operating companies, particularly in the Consumer segment, face a substantial amount of customer concentration. Our key customers include Ace Hardware Stores, Canadian Tire, Cotter &

Company, Do It Best, The Home Depot, Lowe’s Home Centers, W.W. Grainger and Wal-Mart. Sales to our eight largest customers accounted for approximately 23%, 23% and 19% of our consolidated net sales for the fiscal years ended May 31, 2003, 2002 and 2001, respectively, and 50%, 49% and 41% of the Consumer segment’s net sales for the same years. For the fiscal years ended May 31, 2003 and 2002, sales to The Home Depot accounted for approximately 12% and 11%, respectively, of our consolidated net sales. If we lose one or more of our key customers or experience a delay or cancellation of a significant order or a decrease in the level of purchases from any of our key customers, our net revenues could decline and our operating results and business could be harmed. In addition, our net revenues could decline and our operating results and business could be harmed if we experience any difficulty in collecting amounts due from one or more of our key customers.

Many of our customers operate in cyclical industries and downward economic cycles may reduce our business.

      Many of our customers, especially in our Industrial segment, are in businesses and industries that are cyclical in nature and sensitive to changes in general economic conditions and other factors, including consumer spending and preferences. As a result, the demand for our products by these customers depends, in part, upon general economic conditions. Downward economic cycles affecting the industries of our customers may reduce sales of our products resulting in reductions to our revenues and net earnings.

If our efforts in acquiring and integrating other companies or product lines fail, our business may not grow.

      As part of our growth strategy, we have pursued, and intend to continue pursuing, acquisitions of complementary businesses or products and joint ventures. Our ability to grow through acquisitions or joint ventures depends upon our ability to identify, negotiate and complete suitable acquisitions or joint venture arrangements. In addition, acquisitions and integration of those acquisitions involve a number of risks, including:

•	inaccurate assessments of disclosed liabilities and the potentially adverse effects of undisclosed liabilities;

•	difficulties in assimilating acquired companies and products into our existing business;

•	delays in realizing the benefits from acquired companies or products, including projected efficiencies, cost savings, revenue synergies and profit margins;

•	diversion of our management’s time and attention from other business concerns;

•	difficulties resulting from our lack of or limited prior experience in any new markets we may enter;

•	difficulties in retaining key employees and customers of the acquired businesses; and

•	increases in our indebtedness and contingent liabilities, which could in turn restrict our ability to access additional capital when needed or to pursue other important elements of our business strategy.

      Our acquisition strategy in respect of some companies or product lines could fail or could result in unanticipated costs to us that are not readily apparent, any of which could hinder our growth or adversely impact our results of operations.

Our significant amount of indebtedness could have an adverse impact on our operations.

      We have a significant amount of indebtedness as a result of several of our most recent acquisitions. Our total debt increased from $586.0 million at May 31, 1999 to approximately $723.2 million at November 30,

2003. This compares with approximately $945.3 million in stockholders’ equity at November 30, 2003. Our level of indebtedness could have important consequences to you. For example, it:

•	may require us to dedicate a material portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the cash flow available to fund working capital, capital expenditures, acquisitions, dividend payments or other general corporate purposes;

•	could result in a downgrading of our credit rating, which would increase our borrowing costs and subsequently diminish our financial results and also would likely require us to pay a higher interest rate in future financings which could cause our potential pool of investors and funding sources to decrease;

•	may restrict our operations since our credit facility contains certain financial and operating covenants; or

•	may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to a competitor that may have less debt.

We derive a significant amount of our revenues from foreign markets, which subjects us to additional business risks that could adversely affect our results of operations.

      Our foreign manufacturing operations accounted for approximately 19% of our net sales for the fiscal year ended May 31, 2003, not including exports directly from the United States which accounted for less than 10% of our net sales for fiscal 2003. Our international operations could be adversely affected by changes in political and economic conditions, trade protection measures, restrictions on repatriation of earnings, differing intellectual property rights and changes in regulatory requirements that restrict the sales of our products or increase our costs. Also, changes in exchange rates between the U.S. dollar and other currencies could potentially result in increases or decreases in our costs and earnings and may adversely affect the value of our assets outside the United States.

Fluctuations in the supply and prices of raw materials could negatively impact our financial results.

      We obtain the raw materials needed to manufacture our products from a number of suppliers. Many of our raw materials are petroleum-based derivatives, minerals and metals. Under normal market conditions, these materials are generally available on the open market and from a variety of producers. From time to time, however, the prices and availability of these raw materials fluctuate, which could impair our ability to procure necessary materials, or increase the cost of manufacturing our products. If the prices of raw materials increase, and we are unable to pass these increases on to our customers, we could experience reduced profit margins.

A loss in the actual or perceived value of our brands could limit or reduce the demand for our products.

      Our family of products includes a number of well-known brand names that are used in a variety of industrial maintenance, consumer do-it-yourself and professional applications. We believe that continuing to maintain the strength of our brands is critical to increasing demand for and maintaining widespread acceptance of our products. The reputation of our branded products depend on numerous factors, including the successful advertising and marketing of our brand names, consumer acceptance, the availability of similar products from our competitors and our ability to maintain our product quality through research and product development. A loss in the actual or perceived value of our brands could limit or reduce the demand for our products.

Environmental laws and regulations could subject us to significant future expenditures or liabilities, which could have an adverse impact on our business.

      We are subject to numerous environmental laws and regulations that impose various environmental controls on us or otherwise relate to environmental protection, the sale and export of certain chemicals or hazardous materials, and various health and safety matters, including the discharge of pollutants into the air and water, the handling, use, treatment, storage and clean-up of solid and hazardous wastes, and the investigation and remediation of soil and groundwater affected by hazardous substances. These laws and regulations often impose strict, retroactive and joint and several liability for the costs of, and damages resulting from, cleaning up our, or our predecessors’, past or present facilities, and at third party disposal sites. We are currently undertaking remedial activities at a number of facilities and properties, and have received notices under the federal Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws of liability or potential liability in connection with the disposal of material from our current or former operations. Further, we also could be subject to future liability resulting from conditions that are currently unknown to us that could be discovered in the future.

      Our expenditures related to environmental matters have not had, and are not currently expected to have, a material adverse effect on our business, financial condition, results of operations or cash flows. However, the environmental laws under which we operate are numerous, complicated and often increasingly more stringent, and may be applied retroactively. In addition, if we violate or fail to comply with environmental laws, we could be fined or otherwise sanctioned by regulators. We also could be liable for consequences arising out of human exposure to hazardous substances relating to our products or operations. Accordingly, we cannot guarantee that we will not be required to make additional expenditures to remain in or to achieve compliance with environmental laws in the future or that any such additional expenditures will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

Risks Related to the Exchange Offer and Exchange Notes

You may have difficulty selling your initial notes that you do not exchange and any initial notes that you do not exchange could experience a significant diminution in value compared to the value of the exchange notes.

      If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your initial notes. Those transfer restrictions are described in the indenture governing the initial notes and in the legend contained on the initial notes, and arose because we originally issued the initial notes under an exemption from, and in transactions not subject to, the registration requirements of the Securities Act.

      In general, you may offer to sell your initial notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold pursuant to an exemption from those requirements.

      If a large number of initial notes are exchanged for exchange notes issued in the exchange offer, it may be more difficult for you to sell your initial notes. Upon completion of the exchange offer, due to restrictions on transfer of the initial notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for the initial notes will be relatively less liquid than the market for the exchange notes. Consequently, holders of initial notes who do not participate in the exchange offer could experience significant diminution in the value of their initial notes, compared to the value of the exchange notes.

Your right to receive payments on these exchange notes is effectively subordinated to the rights of our existing and future secured creditors. The exchange notes also are effectively subordinated to any existing and future liabilities of our subsidiaries.

      The exchange notes represent unsecured obligations of RPM International Inc. Accordingly, holders of our secured indebtedness will have claims that are superior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other indebtedness. If we incur additional indebtedness and secure such indebtedness with our assets, your right to receive payments on these exchange notes will effectively be junior to the rights of the holders of such future secured indebtedness.

      The exchange notes also will be structurally subordinated to all existing and future liabilities of our subsidiaries. The exchange notes are obligations exclusively of RPM International Inc. Our subsidiaries are separate and distinct legal entities, and have no obligation to pay any amounts due on the exchange notes or to provide us with funds for our payment obligations. Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore your right as holders of the exchange notes to participate in those assets, are subordinated to the claims of those subsidiary’s creditors. The indenture does not restrict the ability of our subsidiaries to incur additional indebtedness.

      As of November 30, 2003, we had approximately $723.2 million of total consolidated indebtedness. Of this amount, $72.2 million of secured indebtedness and approximately $2.0 million of subsidiary indebtedness are effectively senior to the exchange notes.

We are a holding company and we depend upon cash from our subsidiaries to service our debt. If we do not receive cash distributions, dividends or other payments from our subsidiaries, we may not be able to make payments on the exchange notes.

      We are a holding company and all of our operations are conducted through our subsidiaries. Accordingly, we are dependent upon the earnings and cash flows of, and cash distributions, dividends or other payments from, our subsidiaries to provide the funds necessary to meet our debt service obligations, including the required payments on the exchange notes. If we do not receive cash distributions, dividends or other payments from our subsidiaries, we may not be able to pay the principal or interest on the exchange notes.

      Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We also cannot assure you that agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient cash distributions, dividends or other payments to fund payments on these exchange notes when due.

An active trading market for the exchange notes may not develop.

      The exchange notes are a new issue of securities for which there is no active trading market. We do not intend to apply for listing or quotation of the exchange notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid the market might become if it develops, nor can we give you any assurances regarding the ability of holders of exchange notes to sell their exchange notes or the price at which the exchange notes might be sold. Although the initial purchasers have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and any such market-making activity may be discontinued at any time without notice. In addition, this market-making activity may be limited during the pendency of the exchange offer or, if applicable, the effectiveness of a shelf registration statement. Any disruptions of this kind may have an adverse effect on the market price and liquidity of the exchange notes.

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange initial notes in like principal amount. We will retire or cancel all of the initial notes tendered in the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Fiscal Year Ended May 31,					Six Months Ended
						November 30,
	1999	2000	2001	2002(1)	2003(2)	2003

Ratio of earnings to fixed charges	4.75	2.19	2.33	4.03	2.28	8.05

(1)	RPM adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective June 1, 2001, which resulted in a reduction of amortization expense for the fiscal year ended May 31, 2002 by approximately $24.0 million. Had RPM not adopted the required accounting change, the ratio of earnings to fixed charges would have been 3.56 for the fiscal year ended May 31, 2002.

(2)	Excluding the impact of the $140.0 million charge related to asbestos claims, the ratio of earnings to fixed charges would have been 6.04 for the fiscal year ended May 31, 2003.

      For purposes of calculating the ratios, fixed charges consist of interest expense, amortized expenses related to debt and estimated interest portion of operating leases. The ratio of earnings to fixed charges is calculated as follows:

(income before income taxes) + (fixed charges)

(fixed charges)

SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial data as of and for the fiscal years ended May 31, 1999, May 31, 2000, May 31, 2001, May 31, 2002 and May 31, 2003 shown below are derived from our audited consolidated financial statements for such years, which have been audited by Ciulla, Smith & Dale, LLP, our independent auditors. Our audited consolidated financial statements for the fiscal years ended May 31, 2001, May 31, 2002 and May 31, 2003 and the notes to those statements are incorporated by reference in this prospectus. The summary consolidated financial data as of and for the six-month-periods ended November 30, 2003 and November 30, 2002 shown below are derived from our unaudited consolidated financial statements for the respective periods. In the opinion of our management, the unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of operations and financial position of our company for the periods presented. Operating results for the six months ended November 30, 2003 are not necessarily indicative of the results that may be expected for the entire fiscal year ending May 31, 2004. Total cost of sales and total selling, general and administrative expenses for the fiscal year ended May 31, 2003 and all prior periods described below have been reclassified as a result of the movement of certain freight-out charges that had been classified in cost of sales, and factory overhead charges that had previously been classified in selling, general and administrative expenses. You should read this table in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, as well as in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus.

								Six Months Ended
	Fiscal Year Ended May 31,							November 30,

	1999	2000		2001	2002	2003		2002	2003

								(Unaudited)

	(In millions, except per share amounts)
Statement of Operations Data:
Net sales	$1,720.6	$1,962.4		$2,007.8	$1,986.1	$2,083.5		$1,060.4	$1,179.9
Cost of sales	931.1	1,079.0		1,106.4	1,079.7	1,134.2		569.5	637.9

Gross profit	789.5	883.4		901.4	906.4	949.3		490.9	542.0
Selling, general and administrative expenses(a)	597.1	707.8		734.7	711.8	734.7		363.1	400.5
Asbestos charge	0.0	0.0		0.0	0.0	140.0		0.0	0.0
Restructuring and asset impairment charge	0.0	52.0		0.0	0.0	0.0		0.0	0.0
Interest expense, net	32.8	51.8		65.2	40.5	26.7		14.2	13.0

Income before income taxes	159.6	71.8		101.5	154.1	47.9		113.6	128.5
Provision for income taxes	65.1	30.8		38.5	52.5	12.6		39.8	45.6

Net income	$94.5	$41.0		$63.0	$101.6	$35.3		$73.8	$82.9

Earnings per share (basic)	$0.87	$0.38	(b)	$0.62	$0.97	$0.31	(c)	$0.64	$0.72
Earnings per share (diluted)	0.86	0.38	(b)	0.62	0.97	0.30	(c)	0.64	0.71
Dividends per share	0.4645	0.4850		0.4975	0.5000	0.5150		0.2550	0.2700
Average number of shares of common stock outstanding:
Basic	108.7	107.2		102.2	104.4	115.3		115.0	115.6
Diluted	111.4	107.4		102.2	105.1	116.0		116.0	116.3

(a)	Selling, general and administrative includes research and development and other operating expenses.

(b)	Excluding the effect of the restructuring and asset impairment charges and related inventory write-down, fiscal year 2000 basic and diluted earnings per share would have been $0.73.

(c)	Excluding the impact of the asbestos charge, fiscal year 2003 basic and diluted earnings per share would have been $1.07 and $1.06, respectively.

	As of May 31,					As of November 30,

	1999	2000	2001	2002	2003	2002	2003

						(Unaudited)

	(In millions)
Balance Sheet Data:
Cash and cash equivalents	$19.7	$31.3	$23.9	$42.2	$50.7	$60.4	$48.5
Other current assets	685.7	753.8	795.5	801.6	877.4	763.7	882.0
Working capital	402.9	408.9	443.7	479.0	500.4	507.9	538.9
Property, plant and equipment, net	339.7	366.2	362.0	355.8	370.8	349.5	368.9
Total assets	1,737.2	2,099.2	2,078.5	2,078.8	2,247.2	2,061.8	2,261.2
Current and long-term debt	585.9	964.3	962.8	713.8	726.1	691.6	723.2
Stockholders’ equity	742.9	645.7	639.7	858.1	877.0	915.1	945.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussions in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus. For detailed information regarding our segment and geographic area data, as well as a comparative discussion of our earnings before interest and taxes (“EBIT”), you also should read our complete “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the periods discussed herein, which are set forth in our Annual Report on Form 10-K for the fiscal year ended May 31, 2003 and our Quarterly Reports on Form 10-Q for the periods ended August 31, 2003 and November 30, 2003, all of which are incorporated by reference in this prospectus.

Critical Accounting Policies and Estimates

      Our consolidated financial statements include the accounts of RPM International Inc. and its majority-owned subsidiaries. Preparation of our financial statements requires the use of estimates and assumptions that affect the reported amounts of our assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We continually evaluate these estimates, including those related to allowances for doubtful accounts, inventories, allowances for recoverable taxes, useful lives of property, plant and equipment, goodwill, environmental and other contingent liabilities, income tax valuation allowances, pension plans and the fair value of financial instruments. We base our estimates on historical experience and other assumptions, which we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying value of our assets and liabilities. Actual results may differ from these estimates under different assumptions and conditions.

      We have identified below the accounting policies that are critical to our financial statements.

Revenue Recognition

      Revenues are recognized when title and risk of loss passes to customers. The SEC’s Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition,” provides guidance on the application of GAAP to selected revenue recognition issues. We have concluded that our revenue recognition policy is appropriate and in accordance with GAAP and SAB No. 101.

Translation of Foreign Currency Financial Statements and Foreign Currency Transactions

      Our reporting currency is the U.S. dollar. However, the functional currency of all of our foreign subsidiaries is their local currency. We translate the amounts included in our consolidated statements of income from our foreign subsidiaries into U.S. dollars at year-to-date average exchange rates, which we believe are fairly representative of the actual exchange rates on the dates of the transactions. Our foreign subsidiaries’ assets and liabilities are translated into U.S. dollars from local currency at the actual exchange rates as of the end of each reporting date, and we record the resulting foreign exchange translation adjustments in our consolidated balance sheets as a component of accumulated other comprehensive income (loss). If we determine that the functional currency of any of our foreign subsidiaries should be the U.S. dollar, our financial statements would be affected. Should this occur, we would adjust our reporting to appropriately account for such change(s).

      As appropriate, we use permanently invested intercompany loans as a source of capital to reduce exposure to foreign currency fluctuations at our foreign subsidiaries. These loans are treated as analogous to equity for accounting purposes. Therefore, foreign exchange gains or losses on these intercompany loans are recorded in other comprehensive income (loss). If we were to determine that the functional currency of any of our subsidiaries should be the U.S. dollar, we would no longer record foreign exchange gains or losses on such intercompany loans.

Goodwill

      We adopted two new accounting standards issued by the Financial Accounting Standards Board in June 2001. Statement of Financial Accounting Standards, or SFAS, No. 141, “Business Combinations,” eliminates the pooling method of accounting for all business combinations initiated after June 30, 2001, and addresses the initial recognition and measurement of goodwill and intangible assets acquired in a business combination. Accordingly, we apply the provisions of SFAS No. 141 to all business combinations initiated after its effective date. We also adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective June 1, 2001. Goodwill amortization ceased upon adoption of the standard, and the required initial impairment tests were performed. Results of these impairment tests have not generated any impairment loss to date.

      Prospectively, goodwill will be tested on an annual basis, or more frequently as impairment indicators arise. Impairment tests, which involve the use of estimates related to the fair market values of the business operations with which goodwill is associated, are performed at the end of our first quarter. Losses, if any, resulting from impairment tests will be reflected in operating income in our income statement.

Other Long-Lived Assets

      We assess identifiable non-goodwill intangibles and other long-lived assets for impairment whenever events or changes in facts and circumstances indicate the possibility that the carrying value may not be recoverable. Factors considered important which might trigger an impairment evaluation include the following:

•	significant under-performance relative to historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets;

•	significant changes in the strategy for our overall business; and

•	significant negative industry or economic trends.

      When we determine that the carrying value of non-goodwill intangibles and other long-lived assets may not be recoverable based upon the existence of one or more of the above described indicators, any impairment would be measured based on projected net cash flows expected from the asset(s), including eventual disposition.

Contingencies

      We are party to claims and lawsuits arising in the normal course of business, including the various asbestos-related suits discussed in our most recent Quarterly Report on Form 10-Q and in Note H (Contingencies and Loss Reserves) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2003, both of which are incorporated herein by reference. Although we cannot precisely predict the amount of any liability that may ultimately arise with respect to any of these matters, we record provisions when we consider the liability probable and reasonably estimable. The provisions are based on historical experience and legal advice, are reviewed quarterly and are adjusted according to developments. Changes in the amount of the provisions affect our consolidated statements of income. Due to the inherent uncertainties in the loss reserve estimation process, we are unable to estimate an additional range of loss in excess of our accruals.

      Our environmental-related accruals are similarly established and/or adjusted as information becomes available upon which costs can be reasonably estimated. Here again, actual costs may vary from these estimates because of the inherent uncertainties involved, including the identification of new sites and the development of new information about contamination. Certain sites are still being investigated and therefore we have been unable to fully evaluate the ultimate cost for those sites. As a result, reserves have not been taken for certain of these sites and costs may ultimately exceed existing reserves for other sites. We have received indemnities for potential environmental issues from purchasers of certain of our properties and businesses and from sellers of properties or businesses we have acquired. We also have purchased insurance to cover potential environmental liabilities at certain sites. If the indemnifying or insuring party fails to, or becomes unable to, fulfill its obligations under those agreements or policies, we may incur additional environmental costs in addition to any amounts reserved, which may have a material adverse effect on our financial condition, results of operations or cash flows.

Operating Segments

      RPM has two operating segments — Industrial and Consumer — based on the nature of business activities, products and services, the structure of management and the structure of information as presented to our board of directors. Within each segment, individual operating companies or groups of companies generally address common markets, utilize similar technologies and share manufacturing or distribution capabilities. We evaluate the profit performance of our operating segments based on earnings before interest and taxes since interest expense is essentially related to corporate acquisitions, as opposed to segment operations. In addition to the two operating segments, there are certain business activities, referred to as corporate/other, that do not constitute an operating segment, including corporate headquarters and related administrative expenses, results of our captive insurance companies, gains or losses on the sales of certain assets and other expenses not directly associated with either operating segment. Related assets consist primarily of investments, prepaid expenses, deferred pension assets, and headquarters property and equipment. For reportable segment information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference in this prospectus.

Results of Operations

Six Months Ended November 30, 2003 Compared to Six Months Ended November 30, 2002

      Net Sales. Net sales on a consolidated basis for the first six months of fiscal 2004 of $1.180 billion improved 11.3%, or $119.5 million, over last year’s first half net sales of $1.060 billion. Growth in organic demand contributed 5.0% of this improvement, or $53.0 million, while acquisitions of nine small product lines contributed 3.6% or $38.2 million. Lastly, favorable foreign exchange rates relating principally to the Canadian dollar and the euro provided almost 2.7%, or $28.3 million, of increased sales over last year.

      Industrial segment net sales for these first six months amounted to 54.8% of RPM consolidated net sales, and grew 11.7% to $646.5 million from last year’s $578.6 million. This segment’s net sales growth comes from five small product line acquisitions during the past 12 months, which added $29.9 million or 5.1% to industrial sales, and from organic sales growth of 6.6%, which includes 3.4% growth from net favorable foreign exchange differences. Excluding the foreign exchange effect, organic sales growth in the industrial segment was approximately $18.2 million or 3.1% better than the prior year, as the sales from roofing maintenance services continued to grow rapidly and the demand for industrial products increased in general as the economy improved. Additionally, we continue to secure new business and grow market share in many of our industrial segment operations.

      Consumer segment net sales for these first six months amounted to 45.2% of RPM consolidated net sales, and grew 10.7% to $533.4 million from last year’s $481.8 million. This segment’s net sales growth comes primarily from organic growth among the main consumer product lines, including DAP, Rust-Oleum, and Zinsser, which added 9.0% to consumer sales, including 1.8% from favorable foreign exchange differences. Also contributing to growth in this segment year-over-year were four small product line acquisitions during the past 12 months, which added the remaining 1.7% of sales growth.

      Gross Profit Margin. Consolidated gross profit margin of 45.9% of net sales this first half declined from 46.3% a year ago. The positive impacts of improvements in sales volume, productivity, and accretive acquisitions over the last 12 months could not overcome the combination of 60 basis points negative impact from increased raw material and packaging costs, and continued growth in certain strategic, but lower-margin, product lines and services.

      By segment, the industrial gross profit margin for the first six months of fiscal 2004 declined to 46.3% of net sales from 46.5% last year, primarily from the continued growth of lower-margin maintenance service businesses.

      Gross profit margin for the consumer segment also declined these first six months of fiscal 2004, to 45.5% of net sales from 46.0% last year. While this segment has experienced positive leverage from increased sales volume, productivity gains and benefits from ongoing cost reduction efforts, higher material costs, planned-for growth in certain strategic, but lower-margin product lines, and lower-margin acquisitions over the last 12 months have more than offset these benefits. The impact of higher raw material costs experienced these first six months is not expected to be as significant for the remainder of this fiscal year.

      Selling, General and Administrative Expenses (“SG&A”). Consolidated SG&A expense levels for the first six months of fiscal 2004 improved to 33.9% of net sales compared with 34.2% a year ago, reflecting positive leverage from growth in net sales, especially the growth in lower-margin services that require much lower SG&A support, and lower cost structure acquisitions. Certain marketing and growth-related investments were also made in both segments this first half, partly offsetting these benefits.

      Industrial segment SG&A as a percent of net sales for this first half of 33.0% compares to 32.8% a year ago. The leverage benefits from improved sales volume were more than offset by certain growth-related investments made these first six months, higher product liability accruals associated with our exterior insulating finishing systems, or EIFS (for a further discussion, see “Item 1. Legal Proceedings” and “Part II — Other Information” of our most recent Quarterly Report on Form 10-Q which is incorporated by reference herein), and last year’s $1.6 million insurance recovery.

      Consumer segment SG&A as a percent of net sales for this first half of 31.6% compares favorably against 31.8% a year ago, fully attributable to the sales growth, partly offset by growth-related investments made in this segment as well.

      Corporate/ Other costs decreased during this year’s first half to $18.6 million from $20.3 million last year. Product liability costs of $4.0 million were accrued for a year ago, associated with our asbestos exposure (for a further discussion, see “Item 1. Legal Proceedings” and “Part II — Other Information” of our most recent Quarterly Report on Form 10-Q which is incorporated by reference herein), versus none this year, since there was an asbestos charge taken as of this past fiscal year-end, which was estimated to cover approximately 3 years worth of related cash costs at that time. Partly offsetting this cost reduction were higher insurance and legal costs related primarily to corporate governance issues affecting essentially all U.S. publicly held companies.

      License fee and joint venture income of $0.4 and $0.5 million during the first six months ended November 30, 2003 and 2002, respectively, are reflected as reductions of consolidated SG&A expenses.

      Net Interest Expense. Net interest expense was $1.2 million lower these first six months than a year ago. Interest rates averaged 3.52% during the first half of this year, 52 basis points lower than a year ago, accounting for $1.3 million of the interest savings. Additionally, investment income improved slightly over last year’s performance, by approximately $0.1 million, combined with debt repayments over the past year which saved an additional $0.5 million in interest cost. Offsetting these savings were approximately $0.8 million of added interest costs associated with recent acquisitions.

      Income Tax Rate. The effective income tax rate this year of 35.5% compares with 35.0% a year ago. Reflected in the prior year rate is the accumulation of several years worth of research tax credits, while in the current year rate, the research tax credit benefit is limited to the current year. Additionally, the slight changes in our geographic mix of earnings have increased the current year tax rate.

      Net Income. Net income of $82.9 million for this year’s first half increased $9.1 million, or 12.3%, from last year’s $73.8 million. Earnings per common share increased by 10.9%, to $0.71 from $0.64 a year ago. Margin on sales has held at 7.0%, despite the 60 basis points (pre-tax) impact from higher material costs.

Fiscal Year Ended May 31, 2003 Compared with Fiscal Year Ended May 31, 2002

      Net Sales. Fiscal 2003 net sales grew $97.4 million, or 5%, over fiscal 2002. Organic sales growth amounted to $78.2 million, or 4% growth year over year, from unit volume as opposed to pricing and favorable foreign exchange differences of $19 million. These exchange differences were principally against the euro and the Canadian dollar, net of negative differences from Latin American currencies. Eight smaller acquisitions, including Koch Waterproofing Solutions, purchased on April 1, 2003, made up the difference, adding approximately $19 million to sales.

      Industrial segment sales amounted to 54% of the RPM total, and were ahead year over year by 6%, 5% of which was organic growth and included favorable foreign exchange differences. Five smaller acquisitions accounted for the balance of the sales growth. The organic sales growth resulted primarily from the increased demand for lower-margin maintenance and installation products and services associated primarily with roofing and flooring throughout the year. Aside from growth in these services, commercial construction was down and the industrial manufacturing sectors of the economy generally remained weak throughout the year, continuing the postponement by a number of customers of higher-cost maintenance and replacement projects that call for many RPM industrial products. It remains our belief that this business has not been lost to any competitor, but becomes pent-up demand for those products and services. Furthermore, the fact that our Industrial segment has been able to grow organically under a still-weak economic environment strongly suggests, and it is our firm belief, that we have expanded our market share during the year.

      Consumer segment sales amounted to 46% of the RPM total and were ahead 4% year over year, 3% from organic growth, and included favorable foreign exchange differences, primarily in the euro versus the U.S. dollar. Three smaller acquisitions provided the balance of the sales increase. Consumer demand was solid during the first half of this year but slowed considerably during the second half of the year from a combination of weather factors and inventory reduction efforts at several key accounts, which caused changes in order pattern quantities and frequency. The consumer retail takeaway, otherwise, has remained fairly steady and somewhat healthy throughout the year.

      Gross Profit Margin. The fiscal 2003 gross profit margin of 45.6% compares with 45.6% during fiscal 2002, or flat year over year. The benefits from higher sales volume and some lower raw material costs were slightly more than offset by a mix of lower-margin sales. The industrial segment gross margins declined year over year to 45.8% from 46.3%. The benefits from improved sales levels and a number of lower raw material costs in this segment were more than offset by a change in sales mix created by the strong sales of lower-margin services during 2003, related primarily to roofing and flooring. The consumer segment gross margin improved year over year to 45.4% from 44.8%. This improvement is the result of positive leverage from the higher sales volume, slightly favorable raw material costs and continued conversion cost-saving initiatives. Manufacturing efficiencies from expanded Class A manufacturing initiatives are being realized in both operating segments, and these efforts will continue. Raw material cost pressures were building during the second half of fiscal 2003, and we believe higher costs in the material cost area may impact the first quarter of fiscal 2004 and, possibly, beyond.

      Selling, General and Administrative Expenses (“SG&A”). Consolidated SG&A expenses improved to 35.3% of net sales in 2003 from 35.8% during fiscal 2002, attributable largely to significant growth in lower-margin services sales in the industrial segment that require relatively much lower SG&A support cost, along with ongoing cost reduction and containment efforts throughout both operating segments.

      The industrial segment SG&A was 34.8% of net sales in 2003 compared with 36.2% during fiscal 2002. The growth in sales volume, particularly service sales, contributed about half of this improvement. Cost reduction initiatives and cost containment efforts in both periods made up the difference.

      The consumer segment SG&A improved to 31.8% of net sales from 32.1% during fiscal 2002. This net improvement is a result of the higher sales volume leverage and continuous cost reduction and containment efforts, partly offset by certain increased selling and promotional spending among our primary consumer product lines.

      Corporate/ Other costs amounted to $39.1 million in 2003 compared with $30.7 million during fiscal 2002. This change reflects increased product liability costs of $5.1 million and a change in export sales tax legislation that went into effect this fiscal year. While this latter change caused $4.0 million of the increase in corporate/other costs during 2003, consolidated SG&A was not affected by this tax law change because this increase in corporate/other expense is offset by corresponding reductions of expense in the industrial and consumer operating segments in the amounts of $2.4 million and $1.6 million, respectively.

      Asbestos Charge. Certain of our wholly owned subsidiaries, principally Bondex, along with many other U.S. companies, are and have been involved in asbestos-related suits filed primarily in state courts during the past two decades. These suits principally allege personal injury resulting from exposure to asbestos-containing products. Asbestos-related suits against Bondex increased in the fourth quarter of 2002 and the first two quarters of 2003, influenced by the bankruptcy filings of numerous other defendants in asbestos-related litigation. Based on the significant increase in asbestos claims and the inequitable impact of joint and several liability laws on Bondex, as previously reported, our third-party insurance was depleted during the first quarter of 2004. Prior to this sudden precipitous increase in loss rates, the combination of reserves and insurance coverage was expected to adequately cover our asbestos claims for the foreseeable future. We are contesting various of our third-party insurers’ claims of exhaustion.

      During the last seven months of 2003, new state liability laws were enacted in three states where more than 80% of the claims against Bondex are pending. The changes generally provide for liability to be determined on a proportional cause basis. These state law changes are not expected to have an impact on asbestos litigation affecting us until the latter part of fiscal 2004.

      During the fourth quarter of 2003, we retained a nationally recognized consulting firm to evaluate whether it would be possible to estimate the cost of disposing pending claims and to assist in determining whether the costs to us of future asbestos-related claims were measurable. Bondex provided the consultants with all relevant data regarding asbestos-related claims filed against Bondex through May 31, 2003.

      At this time, we cannot estimate the liability that could result from all future claims. We have established a reserve for those pending cases that have progressed to a stage where the cost to dispose of these cases can reasonably be estimated. The reserve was established by taking an asbestos charge to our fiscal 2003 operations of $140.0 million for measurable known claims and a provision for future claims that can presently be estimated. We believe this reserve will be sufficient to cover our asbestos-related cash flow requirements for approximately three years. Additionally, Bondex’s share of costs (net of then-available third-party insurance) for asbestos-related product liability claims were $6.7 million, $2.8 million and $2.3 million for the years ended May 31, 2003, 2002 and 2001, respectively. Future facts, events and legislation, both state and/or federal, may alter our estimates of both pending and future claims. We cannot estimate possible liabilities in excess of those accrued because we cannot predict the number of additional claims that may be filed in the future, the grounds for such claims, the damages that may be demanded, the probable outcome, or the impact of recent state and pending federal legislation on prospective asbestos claims.

      In conjunction with our outside advisors, we will continue to study our asbestos-related exposure, and regularly evaluate the adequacy of the reserve we have established and the related cash flow implications in light of actual claims experience, the impact of state law changes and the evolving nature of federal legislative efforts to address asbestos litigation. For additional information, refer to Note H of our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2003, which is incorporated by reference in this prospectus.

      Net Interest Expense. Net interest expense declined $13.8 million during 2003 as a result of much lower average debt levels and lower interest rates. Interest rates on the variable portion of outstanding borrowings, averaging approximately 70% of total, averaged a much lower 3.8% compared with 4.5% during 2002, amounting to savings of $4.8 million in 2003. Total debt levels averaged $202.0 million lower throughout 2003, accounting for $10.0 million of interest cost saved year over year. After our issuance of 2.75% Senior Convertible Notes in May 2003, the variable rate portion of our total debt structure was down to 51%. During fiscal 2002, there were marketable securities gains of approximately $1.0 million that were not realized again during 2003.

      Income Tax Rate. The effective income tax rate provision this year of 26.2% compares with 34.1% for fiscal 2002. The lower rate is the result of the weight of the full tax benefit (37.5%) of the $140.0 million asbestos liability charge, and will not be a recurring rate. Excluding the charge, our tax rate in 2003 would have been 34.6%, up 0.5% from fiscal 2002. As a result of earnings growth, the one-time tax rate benefit from the June 1, 2001 adoption of SFAS No. 142 becomes less and less significant, and this trend is expected to continue.

      Net Income. Fiscal 2003 net income of $35.3 million compares with $101.6 million during fiscal 2002 and reflects the $87.5 million after-tax cost of the 2003 asbestos liability charge. Excluding the charge, 2003 net income would have been $122.8 million, ahead 20.9%, or $21.2 million, from fiscal 2002. The return on sales would have been 5.9% compared with 5.1% for fiscal 2002. During March 2002, we sold 11.5 million common shares through a follow-on public equity offering, and this transaction had a dilutive effect of $0.01 per share on fiscal 2003 reported diluted earnings per share. Excluding the impact of the asbestos charge on earnings, the 11.5 million shares sold in March 2002 would have had a $0.07 per share dilutive effect on fiscal 2003 pro forma diluted earnings per share of $1.06.

Fiscal Year Ended May 31, 2002 Compared with Fiscal Year Ended May 31, 2001

      Net Sales. Fiscal 2002 net sales were slightly below net sales for fiscal 2001 by $21.6 million, or 1%. The $30 million commercial Durabond unit of DAP was divested in March 2001, with sales of $26.3 million to that point in the 2001 fiscal year. Factoring out those sales to be comparable, plus the negative effects from foreign exchange differences of approximately $14 million, principally against the Canadian dollar, year-over-year sales would show a 1% increase. Industrial segment sales amounted to 53% of the 2002 total, and were lower year over year by 3.3% when the negative foreign exchange effect of $11.2 million is excluded. The industrial economy, including electronics, was generally weak throughout 2002, which caused a number of customers to postpone higher-cost maintenance and replacement projects, particularly flooring. Consumer segment sales amounted to 47% of the 2002 RPM total, and were ahead 6.2% year over year on a comparable basis, after adjusting for the Durabond divestiture and negative foreign exchange effects. Consumer demand was solid throughout 2002, especially for our DAP, Rust-Oleum and Zinsser products. This growth reflected a combination of higher unit volume of approximately 5%, with the balance from slightly higher pricing to counter increased raw material and packaging costs during the 2001 fiscal year.

      Gross Profit Margin. Our gross profit margin improved in fiscal 2002, reaching 45.6% compared with 44.9% during fiscal 2001. The Industrial segment gross margin of 46.3% in 2002 was slightly behind the 47.0% realized during fiscal 2001. This was mainly a volume effect as the sales decline, particularly of higher-margin flooring (off $44 million, or 11%), was too great to overcome versus related overhead costs. Restructuring savings and a number of favorable raw material costs partially offset this volume effect. Consumer segment gross margins, on the other hand, reached 44.8% from 42.5% during fiscal 2001. This improvement reflected additional restructuring savings of approximately $21 million during fiscal 2002, plus positive cost leverage from the higher sales volume and a number of favorable raw material costs in this segment as well.

      Selling, General and Administrative Expenses (“SG&A”). SG&A expenses improved to 35.8% of sales in 2002 from 36.6% during fiscal 2001. We adopted SFAS No. 142, as of June 1, 2001, the beginning of the 2002 fiscal year, and that change is reflected in SG&A. On a pro forma basis, the fiscal 2001 SG&A percentage under SFAS No. 142 would have been $25.1 million lower, or 35.4% of sales. The divested Durabond unit of DAP had carried a lower SG&A percentage, having an approximate negative effect of 0.4% of sales, bringing the fiscal 2001 SG&A percentage, adjusted for both SFAS No. 142 and the divestiture, to approximately 35.8% of sales. The fiscal 2002 $2.1 million third-quarter charge related to the devaluation of the Argentinean peso amounted to 0.1% of fiscal 2002 sales. Without that charge, the 2002 SG&A percentage would have equaled fiscal 2001’s 35.8%, adjusted for SFAS No. 142 and the divestiture.

      By segment, Industrial segment SG&A of 36.2% in 2002 compared with 35.9% during 2001, or 35.5% on a pro forma SFAS No. 142-adjusted basis. This difference was attributable to the much lower sales volume in 2002; increased distribution costs associated with a transition to fewer warehouses; and the Argentinean peso devaluation, all of which were partly offset by solid cost containment efforts throughout the segment.

      Consumer segment SG&A of 32.1% in 2002 compared favorably with 35.6% during fiscal 2001, or 34.1% on a pro forma SFAS No. 142-adjusted basis. This significant improvement was attributable to the much higher consumer sales volume; some reduced freight costs, as there were still restructuring-related inefficiencies during fiscal 2001; and solid cost containment efforts throughout this segment.

      Corporate/ Other costs were $30.7 million in 2002 compared with $18 million during fiscal 2001. This change reflected a number of increased legal and professional fees associated with terminated acquisition and divestiture efforts; increased product liability costs; rising health care and other employee benefit costs; management succession costs; and other higher corporate costs.

      Net Interest Expense. Net interest expense declined $24.7 million during 2002 as a result of lower interest rates and reduced debt levels during the year. Interest rates on the variable rate portion (approximately 75% to 80%) of outstanding borrowings were lower in fiscal 2002. The overall effective interest rate of approximately 4.5% in 2002 compares favorably with 6.9% during fiscal 2001, amounting to savings of $20.3 million for 2002. Total debt levels were approximately $63 million lower on average throughout the year, accounting for the remaining $4.4 million of interest costs saved year over year.

      Income Tax Rate. The effective income tax rate of 34.1% for 2002 compared favorably with fiscal 2001’s 38% rate. This rate reduction was driven by the adoption of SFAS No. 142, as goodwill is no longer being amortized for financial purposes.

      Net Income. 2002 net income of $101.6 million, or $0.97 per diluted share, increased 61% and 56%, respectively, from fiscal 2001. On a pro forma basis adjusted for SFAS No. 142, fiscal 2001 net earnings and diluted earnings per share would have been $84.8 million and $0.83, respectively, putting 2002 results still ahead by 20% and 17%, respectively. During March 2002, we sold 11.5 million common shares through a follow-on public equity offering, and this transaction had a dilutive effect on fiscal 2002 of $0.01 per share.

Liquidity and Capital Resources

Operating Activities

      There was $65.9 million of cash generated from operations during the first six months of fiscal 2004 compared with $90.5 million generated during the same period a year ago, or a net decrease of $24.6 million. Cash flow from operations was positively impacted by $11.9 million from an increase in net income of $9.1 million and depreciation and amortization of $2.8 million versus the prior year’s results. The decrease in cash flow from “Changes in operating working capital” and “Items not affecting cash and other” is mainly a result of year-over-year changes in long-term and short-term asbestos related reserves, net of taxes, of approximately $17.6 million. As disclosed in our “Critical Accounting Policies and Estimates” and our discussion on asbestos litigation (see also “Item 1. Legal Proceedings” and “Part II — Other Information” of our most recent Quarterly Report on Form 10-Q which is incorporated by reference herein), the significant increase in asbestos claims activity and inequitable joint and several liability determinations against our Bondex subsidiary caused our related third-party insurance to be depleted during the first quarter of our current fiscal year. Accordingly, we are now required to fund costs previously covered by insurance with cash from operations. Trade accounts receivable generated a year-over-year decrease in cash flow of $13.5 million which was principally associated with an increase in sales in this year’s second quarter versus last year. In addition, as it relates to accounts receivable during the first six months of fiscal 2004, there was $3.9 million negative effect due to exchange rates caused by a weakening U.S. dollar since May 31, 2003. Inventories also required an additional $11.2 million of operating cash as a result of the increased sales volume and the associated inventory required to support these levels. Here on inventory similarly to accounts receivable, there was $2.8 million negative effect due to exchange rates in this year’s first six months. Management continues to focus on improving accounts receivable collection and managing inventory levels to lower levels as a result of strengthened information technology systems and continuous improvements in operating techniques, such as Class “A” manufacturing. Accounts payable had a positive year-over-year increase in cash flow of $4.2 million while all other remaining balance sheet changes related to cash flows had a net positive impact of $1.6 million. Since quarter’s end, approximately $30 million of cash from operations was realized as the heavy second quarter sales in accounts receivable at quarter’s end were collected. Cash provided from operations remains our primary source of financing internal growth, with limited use of short-term debt.

      We generated $160.6 million of cash from operations during fiscal 2003 compared with $191.4 million from the prior fiscal year, a decrease of $30.8 million. After adding back the $140.0 million ($87.5 million after tax) effect of the asbestos charge, which did not effect cash flow, our adjusted net income of $122.8 million represents a $21.2 million increase over the prior year’s $101.6 million. Depreciation and amortization were flat year over year as the effects of SFAS No. 142 are no longer a differentiating factor in the yearly comparative results. The most significant movement in cash flow generated from operating assets was in accounts receivable, where a cash usage of $37.3 million was caused mainly by an increase in sales in the fourth quarter versus relatively flat sales in the prior year’s quarter-over-quarter sales results; additionally, approximately $14 million of the increase in cash flow used related to receivables is a result of translating our foreign-denominated receivables at higher asset values as the dollar weakened against virtually all major foreign currencies as of May 31, 2003 versus May 31, 2002. Cash flow generated from inventories was $1.3 million as the effects of Class A manufacturing continued to provide benefits over the last two fiscal years. Inventories were negatively affected by approximately $8 million as a result of the translation of foreign-denominated inventories at fiscal 2003 year-end spot rates versus those of the prior year. RPM continues a strong focus on improving accounts receivable collections and managing inventories lower as a result of strengthened information technology systems and continuous improvements in operating techniques such as Class A manufacturing and these efforts will continue. Prepaid and other current assets increased mostly as a result of recording additional loss provisions related to the insurance receivable.

Investing Activities

      Capital expenditures, other than for ordinary repairs and replacements, are made to accommodate our continued growth through improved production and distribution efficiencies and capacity, and to enhance administration. Capital expenditures in fiscal 2003 of $41.8 million compare with depreciation of $44.7 million. Capital expenditures during the first six months of fiscal 2004 of $15.5 million compare with depreciation of $23.3 million, well within the maintenance level of spending. We are not capital intensive and capital expenditures generally do not exceed depreciation in a given year. Capital spending is expected to hold at approximately the maintenance level of $40 million to $50 million annually for the next several years.

      During the first six months of fiscal 2004, we invested a total of $20.0 million for acquisitions.

      During fiscal 2003, we made investments totaling $66.0 million for seven product line acquisitions and one minority interest acquisition. During the first quarter of fiscal 2004, we invested a total of $13.0 million to purchase the Chemical Admixture and Fiber Division of Boral Material Technologies Incorporated. This acquisition is included in the results of the Industrial segment.

      Our captive insurance companies invest in marketable securities in the ordinary course of conducting their operations, and this activity will continue. Differences in these activities between years are attributable to the timing and performance of their investments.

Financing Activities

      During March 2002, we sold 11.5 million common shares through a follow-on public offering at $14.25 per share, closing April 2, 2002. The entire proceeds of the offering, $156.0 million, were used to permanently pay down the outstanding balance under a $200.0 million term loan facility, which was then retired.

      On June 6, 2002, we entered into a $125 million accounts receivable securitization transaction with several banks through June 4, 2005, which is subject to continuation by an annual renewal by the banks. The securitized accounts receivable are owned in their entirety by RPM Funding Corporation, a wholly owned consolidated special-purpose entity (“SPE”), and are not available to satisfy claims of our creditors until the participating banks’ obligations have been paid in full. This securitization is being accomplished by having certain subsidiaries sell various of their accounts receivable to the SPE, and by having the SPE then transfer those receivables to a conduit administered by the banks. This securitization did not constitute a form of off-balance sheet financing, and is fully reflected in our financial statements. The amounts available under this program are subject to changes in the credit ratings of our customers, customer concentration levels and certain characteristics of the underlying accounts receivable. This transaction increased our liquidity and reduced our financing costs by replacing up to $125 million of existing borrowing at lower interest rates. As of November 30, 2003, $72 million was outstanding under this program.

      On February 12, 2003, we announced the authorization of a share repurchase program, allowing the repurchase of up to 10 million shares of RPM common stock over a period of 12 months. As of November 30, 2003, we had repurchased 100,000 of our shares at an average price of $11.67 per share. We do not anticipate further share repurchases under this program at this time.

      In May 2003, we issued $297 million face value at maturity unsecured 2.75% Senior Convertible Notes (“2.75% Notes”) due May 13, 2033. We generated net proceeds of approximately $146 million from the sale of the 2.75% Notes. The 2.75% Notes are convertible into 8,034,355 shares of our common stock at a price of $18.68 per share, subject to adjustments, during any fiscal quarter for which the closing price of our common stock is greater than $22.41 per share for a defined duration of time. The 2.75% Notes are also convertible during any period in which our credit rating is below a specified level, or if specified corporate transactions have occurred. The 2.75% Notes are redeemable by the holder for the issuance price plus accrued original issue discount in May 2008, 2013, 2018, 2023, 2028 and 2033. Interest on the 2.75% Notes is payable at a rate of 2.75% beginning November 13, 2003 until May 13, 2008, depending upon the market price of the 2.75% Notes. After that date, cash interest will only accrete and will not be paid prior to maturity, subject to certain contingencies.

      Also in May 2003, we established a $200 million non-rated commercial paper (“CP”) program under which borrowings are unsecured for terms of 270 days or less. This CP program currently allows for lower interest cost than that available under the Company’s $500 million revolving credit facility. The $500 million credit facility is available to back up our CP program to the extent it is not drawn upon. As of November 30, 2003, there was $115.6 million outstanding under this CP program.

      Our debt-to-capital ratio was 43% at November 30, 2003, down from 45% at May 31, 2003.

      The following table summarizes our financial obligations and their expected maturities at November 30, 2003 and the effect such obligations are expected to have on our liquidity and cash flow in the periods indicated.

	Payments Due by Period (in millions)

Contractual Obligations	Total	Less than 1 Year	1-3 Years	After 3 years

Current portion of long-term debt	$1.6	$1.6	$—	$—
Long-term debt	721.6	—	431.4	290.2
Non-cancelable operating lease obligations(1)	72.8	16.8	23.9	32.1

	$796.0	$18.4	$455.3	$322.3

(1)	We calculate non-cancelable operating lease obligations on an annual basis and consequently such information is not available at November 30, 2003. The amounts shown above are for the fiscal year end May 31, 2003.

      In December 2003, we issued and sold $200 million of 6.25% Senior Notes due 2013. The initial notes were offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The entire net proceeds of $197 million from this offering were used to repay in full the $128 million of outstanding borrowings under our $500 million revolving credit facility and $69 million of the then outstanding $72 million under our asset securitization program. We are offering to exchange these initial notes for exchange notes pursuant to this prospectus.

      We maintain excellent relations with our banks and other financial institutions to provide continual access to financing for future growth opportunities.

Off-Balance Sheet Financings

      We do not have any off-balance sheet financings, other than the minimum leasing commitments described in Note E (Leases) of our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2003, which is incorporated by reference herein. We have no subsidiaries that are not included in our financial statements, nor do we have any interest in or relationships with and special-purpose entities that are not reflected in our financial statements.

BUSINESS

Overview

      We are a leading manufacturer and marketer of high quality specialty paints, protective coatings and roofing systems, sealants and adhesives, focused on the maintenance and improvement needs of both the industrial and consumer markets. Our success is due to our balanced portfolio of businesses, as well as to our strong management team and entrepreneurial culture, which provides our business units the flexibility necessary to achieve leadership positions in high margin, specialty niche markets. We also attribute our success to our position as a well-recognized industry consolidator, as demonstrated by our completion of more than 66 acquisitions since 1991. Our strategy is to build upon our history of strong financial performance and operational success through: organic growth through new product introductions and market expansion; acquisitions of entrepreneurial, synergistic and strategic businesses and product lines; and ongoing margin improvement initiatives.

      Our family of products includes many well-known brand names such as Carboline, DAP, Day-Glo, Flecto, Rust-Oleum, Stonhard, Tremco and Zinsser. Our portfolio of businesses is organized into two segments: Industrial and Consumer. Our Industrial segment constituted approximately 54% of net sales for the fiscal year ended May 31, 2003 and approximately 55% for the six month period ended November 30, 2003, and includes maintenance and protection products for roofing and waterproofing systems, flooring, corrosion control and other specialty applications. Our Consumer segment constituted approximately 46% of net sales for both the fiscal year ended May 31, 2003 and approximately 45% for the six months ended November 30, 2003, and includes rust-preventative, special purpose and decorative paints, caulks, sealants, primers and other branded consumer products. As of May 31, 2003, we sold our products in approximately 130 countries and territories and operated manufacturing facilities in approximately 67 locations around the world, with approximately 23% of net sales generated in international markets. For the fiscal year ended May 31, 2003 and the six months ended November 30, 2003, we recorded net sales of approximately $2.08 billion and $1.18 billion, respectively.

Our Competitive Strengths

•	Global Leader In Markets Served. We maintain a leading market position in many of the markets we serve. We believe that customers of our Industrial segment value our high quality products, which are frequently requested or specified for a variety of commercial and industrial projects, as well as our ability to supply multiple products and customized solutions. In our Consumer segment, we have developed and maintained our market leadership positions by building upon our well-recognized brand name products and sales, marketing and service organizations that strive to ensure that our product lines and new product development efforts are aligned with our customer needs. An important element of our long-term success is our ability to capitalize on the strength of our leading brands to achieve premium pricing. We also seek to align ourselves with the most attractive distribution channels to maintain accelerated levels of growth.

•	Balanced Portfolio of Leading Brand Names. Our balanced product portfolio contains some of the most well-recognized brands in the industrial and consumer markets in which we compete. Our leading brands include Carboline, DAP, Day-Glo, Flecto, Rust-Oleum, Stonhard, Tremco and Zinsser. We believe that many of our brands are recognized in the markets as leaders in quality and reliability providing us with important competitive advantages with respect to introducing new products, maintaining or gaining market share and developing a stable customer base. We also believe our balanced portfolio of businesses, with their focus on maintenance, repair and improvement applications, enables us to better weather economic cycles because our exposure is spread across a wide range of industries, sales channels and end-users. In addition, our internal growth is enhanced by the mutually beneficial customer relationships we have developed with home centers, mass merchandisers and co-ops who value our brands and proprietary MarketScope category management initiatives.

•	Value-Added Customer-Oriented Solutions. Our operating companies have developed specialized sales, marketing and service organizations that maintain close relationships with our customers to provide unique solutions to their needs. We have not only worked to build a reputation for customer responsiveness, but have also promoted product and brand development. Examples of our customer-oriented solutions include:

      In the Industrial segment, we have developed, in conjunction with our customers, proprietary customized solutions designed to reduce various manufacturing inefficiencies and quality control problems such as:

•	Stonhard, which has developed and installed proprietary electrostatic dissipating flooring systems for a leading worldwide microelectronics manufacturer as well as for circuit board assembly companies and auto manufacturers which have reduced premature end use product failures frequently caused by excessive static electricity during the manufacturing or assembly process; and

•	Carboline and Plasite, which have worked with a leading soft drink manufacturer, as well as other food and beverage manufacturers, to develop railcar tank linings to protect food and beverage ingredients during transport. Carbon steel tanks protected by Carboline and Plasite coatings provide these companies with a quality, low-cost alternative to stainless steel railcar tanks.

      In the Consumer segment, we have expanded our market share by focusing on providing creative solutions to meet the needs of both our retail and end-user customers. Some examples of these solutions include:

•	DAP, which has simplified the use of certain DIY products by creating consumer-friendly solutions for less experienced end-users. For instance, DAP developed Drydex, a spackle with a color indicator feature that changes from pink to white as it dries, indicating when it is ready for sanding. DAP has also developed a packaging and dispensing system that provides for the easy delivery of caulk; and

•	Rust-Oleum, which has been a pioneer in the home improvement market with its MarketScope category management concept. MarketScope optimizes a retailer’s sales potential, shelf space and product offerings by tailoring customer displays to match regional or local consumer buying patterns. This program has accelerated sales in the small project paint category for our customers, including the major home centers. We believe the value afforded to home centers and mass retailers by our marketing programs, including MarketScope, is evidenced by numerous Vendor of the Year titles awarded to our franchises.

•	Entrepreneurial Culture and Strong Management Team. Since our founding in 1947, we have operated under a basic business philosophy — “hire the best people you can find, create an atmosphere that will keep them, and then let them do their jobs.” We have sustained a culture that balances an entrepreneurial spirit with disciplined corporate oversight. Most of our operating company managers have joined us as a result of significant acquisitions and were either founders or second-generation family members of the founders of these acquired businesses. Our decentralized structure and incentive based compensation philosophy have contributed to our growth for the past 50 years. We believe that we have strong and proven leadership both at the corporate and operating segment levels.

Our Business Strategy

      From 1947 to 2003, we recorded sales growth in 55 out of 56 years, with earnings growth in 54 of those years interrupted only by our strategic restructuring initiated in fiscal 2000 to reduce costs across our operations and the asbestos reserve taken during 2003. Our business objective continues to be to profitably grow our businesses within new and existing domestic and foreign markets where we can achieve and maintain significant market leadership with our high quality products. As a result, our internal growth and acquisition strategies have consistently focused on specialty, niche markets where we can acquire or enhance a leading market position. We pursue this goal with an entrepreneurial strategy and structure that allows us to tailor our products and services and respond quickly to customer and market needs. We believe that localized customer and market focused sales, marketing and product development efforts combined with the financial, adminis-

trative and operational strengths and synergies of a large global corporation are the best way to deliver value to our customers and shareholders. Key elements of our business strategy include the following:

•	Focus On Driving Base Business Growth. We manage our operations for growth on a decentralized basis to provide our operating units the flexibility to perform in an entrepreneurial environment, build specific brand identity and provide focused service capabilities in order to respond quickly in the markets they serve.

      The primary drivers of our internal growth include:

Industrial Segment:

•	introducing value-added, cost-effective problem-solving capabilities, such as our development of specialized tank lining systems for our customers in the soft drink and food processing industries;

•	cross-selling our product offerings, including our relationships with customers in the pulp and paper sector and oil services industries who have benefited from our ability to provide a collection of Plasite and Carboline industrial coatings and corrosion control products and Fibergrate floor systems;

•	expanding geographically, such as Carboline’s strategic initiatives in a range of markets globally including Europe, the Middle East and Asia;

•	creating new markets for existing products, such as Fibergrate’s collaboration with our Dryvit subsidiary that developed an architecturally acceptable protective screen for cell phone towers that offers significantly less interference with transmissions compared to traditional steel grating; and

•	extending our product lines, such as Stonhard’s introduction of a lower cost epoxy terrazzo commercial flooring alternative to our high-end industrial based polymer floor systems.

Consumer Segment:

•	aligning our operating units with the fastest growing customers and distribution channels, such as Rust-Oleum, Zinsser and DAP in the primary home improvement distribution channels;

•	expanding through select product line extensions, such as Zinsser’s introduction of a new line of decorative paint products and Rust-Oleum’s introduction of the American Accents and Painter’s Touch lines;

•	growing market share by leveraging the strength of our distribution channels, as exemplified by Rust-Oleum’s integration of Flecto and the growth in demand for the Papertiger wall covering tool which has benefited from the strong market presence of Zinsser’s specialty paint primer and wallpaper products; and

•	introducing new products, such as DAP’s Kwik Seal Plus with Microban, Drydex spackle and SideWinder product lines.

•	Well-Recognized Industry Consolidator. We are a leading industry consolidator and operate as a holding company for the businesses we acquire. We typically retain the management teams of the companies we acquire and endeavor to maintain management’s operational independence at the subsidiary level. Our acquisitions fit into one of three categories:

•	entrepreneurial companies with leading positions in niche markets, such as Day-Glo (fluorescent pigments) and TCI (powder coatings);

•	synergistic businesses or product lines that can be integrated into existing operations, such as Rust-Oleum’s integration of Flecto (wood finishes) and Epoxi-Tech (breathable, water-based coatings for basements, garages and driveways); and

•	strategic acquisitions to complement our existing operations, such as Rust-Oleum (rust preventative and decorative coatings), Stonhard (flooring systems), Tremco (roofing applications) and DAP (caulks and sealants).

      We have made more than 66 acquisitions since 1991, the most notable of which include Stonhard (1993), Rust-Oleum (1994), Tremco (1997) and DAP (1999). We are committed to preserving the operational independence of most of our acquired businesses, yet have consistently demonstrated our ability, when appropriate, to integrate businesses to improve the operating results of the acquired companies. We consider synergistic opportunities in manufacturing, marketing, product research and materials purchasing when evaluating integration possibilities.

•	Enhance Profitability Through Operational Improvements. We continually pursue initiatives to enhance profitability by lowering our operating costs through focused corporate leadership and operating company support. We also regularly review and evaluate our portfolio of businesses based on various strategic, operational and financial performance criteria. In March 2001, for example, we divested the commercial Durabond unit of DAP, which did not fit our long-term strategy for our business. All of these actions are an integral part of our efforts to leverage earnings growth.

      The combination of our internal growth and acquisitions over the years has enabled us to take advantage of enhanced purchasing power for raw materials and packaging, such as titanium dioxide, epoxy resins, aerosol propellants, solvents and cans and pails. We have also extended this purchasing leverage into areas such as insurance and employee benefits. The resulting reduction in costs strengthen our ongoing operations and benefit the companies we acquire.

Products and Markets

Industrial Segment

      The Industrial segment has operations primarily in North America and Europe as well as a presence in regions of South America, Asia, South Africa, Australia and the Middle East. Our industrial businesses, which account for the majority of our international sales, sell directly to contractors, distributors and end-users, such as industrial manufacturing facilities, educational and governmental institutions and commercial establishments. Our Industrial segment generated approximately $1.12 billion and $646.5 million, respectively, in net sales for the fiscal year ended May 31, 2003 and the six months ended November 30, 2003, and includes the following major product lines:

•	institutional roofing systems and sealants used in building protection, maintenance and weatherproofing applications marketed under our well-established Tremco, Republic, Vulkem and DYmeric brand names. Recently introduced products include sealants marketed under the DYmeric 240FC and Dymonic FC brand names;

•	high-performance polymer flooring systems for industrial, institutional and commercial facility floor surfaces marketed under the Stonhard brand name. Recently introduced products include flooring systems marketed under the Stonblend RTZ and Stonblend ETZ brand names. We also manufacture and supply molded and pultruded fiberglass reinforced plastic gratings used for industrial platforms, staircases and walkways marketed under the Fibergrate brand name;

•	high-performance, heavy-duty corrosion control coatings and structural and fireproofing protection products and secondary containment linings for a wide variety of industrial infrastructure applications under the Carboline, Nullifire and Plasite brand names;

•	exterior insulating finishing systems including textured finish coats, sealers and variegated aggregate finishes marketed under the Dryvit brand name; and

•	a variety of products for specialized applications, including powder coatings for exterior and interior applications marketed under the TCI brand name, fluorescent colorants and pigments marketed under the Day-Glo brand name, concrete and masonry additives marketed under the Euco brand name, commercial carpet and floor cleaning solutions marketed under the Chemspec brand name, specialty processing chemicals for the textile industry marketed under the American Emulsions brand name, wood and lumber treatments marketed under the Kop-Coat brand name and pleasure marine coatings marketed under the Pettit, Woolsey and Z-Spar brand names.

Consumer Segment

      The Consumer segment manufactures and markets professional and do-it-yourself (“DIY”) products for home maintenance and improvement, automotive and boat repair and maintenance, and hobby and leisure applications. The Consumer segment’s major manufacturing and distribution operations are located in North America. We market our products through a wide range of distribution channels including home improvement centers, mass merchandisers, hardware stores, paint stores, automotive supply stores, craft shops and distributors. Our Consumer segment generated approximately $0.97 billion and $533.4 million, respectively, in net sales for the fiscal year ended May 31, 2003 and the six months ended November 30, 2003, and includes the following major product lines:

•	small project rust-preventative, decorative and assorted specialty paints and coatings for the DIY and professional markets in the United States and Canada through our wide assortment of Rust-Oleum brand products. In addition to the original line of rust-preventative coatings sold under the Stops Rust brand name, leading brands within the Rust-Oleum portfolio include American Accents, Painter’s Touch, Tremclad, Hard Hat, Flecto, Varathane and Watco. Recently introduced brands within the Rust-Oleum portfolio include Specialty Plastic Primer, Epoxy Shield, Road Warrior, Industrial Choice Marking Aerosol and Automotive Stops Rust;

•	a complete line of caulks and sealants, patch and repair products and adhesives for the home improvement, repair and construction markets through our wide assortment of DAP products. Leading brands within the DAP portfolio include Alex Plus, Kwik Seal Plus with Microban, SideWinder Advanced Siding and Window Sealant, Weldwood, ’33’ Glazing and Plastic Wood. Recently introduced products include caulks and related products marketed under the Drydex, Easy Solutions and Crackshot brand names;

•	a broad line of specialty primers and sealers marketed under the Zinsser, B-I-N, Bulls Eye 1-2-3, Cover-Stain and Sealcoat Universal brand names, as well as wallcovering removal and preparation coatings under the principal brands of DIF, Papertiger and Shieldz. Recently introduced products include specialty primers marketed under the Bulls Eye Waterbase and Bulls Eye Oil Base brand names and wallcovering preparation products marketed under the Zinsser Plus Mildewproof Commercial Wallcovering System and Prepz brand names; and

•	an assortment of other products, including autobody paints and repair products marketed under the Bondo brand name, hobby paints and cements marketed under the Testors brand name, wood furniture finishes and touch-up products marketed under the CCI, Mohawk, Chemical Coatings and Westfield Coatings brand names, deck and fence restoration products marketed under the Wolman brand name and shellac-based chemicals for industrial uses, edible glazes and food coatings by Mantrose-Haeuser under the Nature Seal brand name.

Foreign Operations

      Our foreign manufacturing operations for the fiscal year ended May 31, 2003 accounted for approximately 19% of our total net sales (which does not include exports directly from the United States), although we also receive license fees and royalty income from numerous license agreements and also have joint ventures accounted for under the equity method in various foreign countries. We have manufacturing facilities in Argentina, Belgium, Brazil, Canada, China, Colombia, Germany, Italy, Mexico, New Zealand, The Netherlands, Poland, South Africa, the United Arab Emirates and the United Kingdom, and sales offices or public warehouse facilities in Australia, Canada, Finland, France, Germany, Hong Kong, Iberia, Mexico, the Philippines, Singapore, Sweden, the United Kingdom and several other countries.

Competition

      We are engaged in a highly competitive industry and, with respect to all of our major products, face competition from local and national firms. The industries in which we compete are highly fragmented, and we do not compete with any one company in particular. Companies that operate in our industry include Carlisle, Degussa, GE Plastics, ICI, Masco, PPG, Rohm and Haas, Sika Finanz, Sherwin-Williams and Valspar.

      Several of these companies have greater financial resources and sales organizations than us. While third-party figures are not necessarily available with respect to the size of or our position in the market for each of our products, we believe based on our internal reports that we are a major producer of roofing systems, aluminum coatings, cement-based paint, hobby paints, pleasure marine coatings, furniture finishing repair products, automotive repair products, industrial corrosion control products, consumer rust-preventative coatings, polymer flooring, fluorescent coatings and pigments, exterior insulation finish systems, molded and pultruded fiberglass reinforced plastic grating and shellac-based coatings. However, we do not believe that we have a significant share of the total protective coatings market. For further information on competition, see “Business — Competition” in our most recent Annual Report on Form 10-K which is incorporated by reference in this prospectus.

Intellectual Property

      We continue to conduct significant research and development through our subsidiaries, whose portfolio of intellectual property includes numerous valuable patents, trade secrets, know-how, domain names, trademarks and trade names. Other than DAY-GLO®, RUST-OLEUM®, CARBOLINE®, DAP® and TREMCO®, we do not believe that any single patent, trademark, name or license, or group of these rights, is material to our business. For more information on our intellectual property, please refer to the “Business — Intellectual Property” section in our Annual Report on Form 10-K for the year ended May 31, 2003, incorporated in this prospectus by reference.

Raw Materials

      We do not have any single source suppliers of raw materials that are material to our business, and we believe that alternate sources of supply of raw materials are available to us for most of our raw materials. Where shortages of raw materials have occurred, we have been able to reformulate products to use more readily available raw materials. Although we have been able to reformulate products to use more readily available raw materials in the past, we cannot guarantee that we will have the ability to do so in the future.

Seasonal Factors

      Our business is dependent on external weather factors. We have historically experienced strong sales and net income in our first, second and fourth fiscal quarters comprised of the three month periods ending August 31, November 30 and May 31, respectively, with weaker performance in our third fiscal quarter (December through February).

Customers

      We have a broad customer base of customers, and our business is not dependent upon any one customer or small group of customers. However, some of our operating companies, particularly in the Consumer segment, face a substantial amount of customer concentration. Our key customers include Ace Hardware Stores, Canadian Tire, Cotter & Company, Do It Best, The Home Depot, Lowe’s Home Centers, W.W. Grainger and Wal-Mart. Sales to our eight largest customers accounted for approximately 23%, 23% and 19% of our consolidated net sales for the fiscal years ended May 31, 2003, 2002 and 2001, respectively, and 50%, 49% and 41% of the Consumer segment’s net sales for the same years. For the fiscal years ended May 31, 2003 and 2002, sales to The Home Depot accounted for approximately 12% and 11%, respectively, of our consolidated net sales.

Research and Development

      Our research and development work is performed in various laboratory locations throughout the United States. During fiscal years 2003, 2002 and 2001, we invested approximately $23.8 million, $20.9 million and $21.8 million, respectively, on research and development activities. In addition to this laboratory work, we view our field technical service as being integral to the success of its research activities. The research and development activities and the field technical service costs are both included as part of our selling, general and administrative expenses.

Environmental Matters

      We are subject to numerous foreign, federal, state and local environmental protection and health and safety laws and regulations governing, among other things:

•	the sale, export, generation, storage, handling, use and transportation of hazardous materials;

•	the emission and discharge of hazardous materials into the soil, water and air; and

•	the health and safety of our employees.

      We also are required to obtain permits from governmental authorities for certain operations. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators.

      Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances. Persons who arrange for the disposal or treatment of hazardous substances also may be responsible for the cost of removal or remediation of these substances, even if such persons never owned or operated any disposal or treatment facility. Certain of our subsidiaries are involved in various environmental claims, proceedings and/or remedial activities relating to facilities currently or previously owned, operated or used by these subsidiaries, or their predecessors. In addition, we or our subsidiaries, together with other parties, have been designated as potentially responsible parties, or PRPs, under federal and state environmental laws for the remediation of hazardous waste at certain disposal sites. In addition to clean-up actions brought by federal, state and local agencies, plaintiffs could raise personal injury, natural resource damage or other private claims due to the presence of hazardous substances on a property. Environmental laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of hazardous substances.

      We have in the past, and will in the future, incur costs to comply with environmental laws. Environmental laws and regulations are complex, change frequently and have tended to become stringent over time. In addition, costs may vary depending on the particular facts and development of new information. As a result, our operating expenses and continuing capital expenditures may increase. More stringent standards may also limit our operating flexibility. In addition, to the extent hazardous materials exist on or under real property, the value and future use of that real property may be adversely affected. Because our competitors will have similar restrictions, we believe that compliance with more stringent environmental laws and regulations is not likely to affect our competitive position. However, a significant increase in these costs could adversely affect our business, results of operations, financial condition or cash flows. For information regarding environmental accruals, see Note H (Contingencies and Loss Reserves) to our consolidated financial statements, as set forth in our Annual Report on Form 10-K for the year ended May 31, 2003, incorporated by reference in this prospectus.

Legal Proceedings

      From time to time, RPM is a party to legal proceedings that we consider to be a part of the ordinary course of business. Other than claims and proceedings with respect to asbestos and EIFS litigation, we do not believe that the outcome of other claims and legal proceedings in which we are a party, if determined unfavorably, would have a material and adverse impact on our consolidated financial position or results of operations. For further information regarding our asbestos litigation, please refer to the “Recent Developments,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included elsewhere in this prospectus, as well as the disclosures in our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q incorporated by reference herein. For further information regarding our EIFS litigation, please refer to the “Risk Factors” section included elsewhere in this prospectus, as well as the disclosures in our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q incorporated by reference herein.

      In addition to the above, various of our subsidiaries are, from time to time, identified as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act and similar state statutes. In some cases, our subsidiaries are participating in the cost of certain clean-up efforts or other remedial actions. However, our share of such costs has not been material and we believe that these environmental proceedings will not have a material adverse effect upon our consolidated financial position or results of operations. For more information regarding our environmental proceedings, please refer to the disclosures in our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q incorporated by reference herein, as well as the “Business — Environmental Matters” section contained herein.

MANAGEMENT

Executive Officers and Directors

      Our executive officers and directors are described below. The authorized number of directors is presently fixed at twelve, with the board divided into three classes of four directors each, with each director serving a three year term.

Name	Age	Position and Offices with the Company

Thomas C. Sullivan	66	Chairman of the Board
Frank C. Sullivan	43	President and Chief Executive Officer and a Director
Ronald A. Rice	41	Senior Vice President — Administration and Assistant Secretary
P. Kelly Tompkins	47	Senior Vice President, General Counsel and Secretary
Dennis F. Finn	51	Vice President — Environmental and Regulatory Affairs
Glenn R Hasman	49	Vice President — Finance and Communications
Paul G. P. Hoogenboom	44	Vice President — Operations and Chief Information Officer
Stephen J. Knoop	39	Vice President — Corporate Development
Robert L. Matejka	61	Vice President, Chief Financial Officer and Controller
Keith R. Smiley	42	Vice President, Treasurer and Assistant Secretary
Dr. Max D. Amstutz	75	Director
Edward B. Brandon	72	Director
Bruce A. Carbonari	47	Director
E. Bradley Jones	76	Director
James A. Karman	66	Director
Donald K. Miller	72	Director
William A. Papenbrock	65	Director
Albert B. Ratner	76	Director
Dr. Jerry Sue Thornton	57	Director
Joseph P. Viviano	65	Director

      Thomas C. Sullivan has been our Chairman of the Board since October 1971. From June 1971 through September 1978, Mr. Sullivan served as our President and, prior to that time, as Executive Vice President. Mr. Sullivan commenced employment with us in 1961, and he has been a Director since 1963. From 1971 until his retirement in October 2002, he was also our Chief Executive Officer. Mr. Sullivan is also a director of Agilysys, Inc., Huffy Corporation and Kaydon Corporation. Mr. Sullivan is the father of Frank C. Sullivan, our President and Chief Executive Officer.

      Frank C. Sullivan was elected Chief Executive Officer in October 2002 and President on August 5, 1999. From October 1995 to August 1999 he served as Executive Vice President, and was Chief Financial Officer from October 1993 to August 1999. Mr. Sullivan served as a Vice President from October 1991 to October 1995. Prior to these periods, he served as our Director of Corporate Development from February 1989 to October 1991. Mr. Sullivan served as Regional Sales Manager, from February 1988 to February 1989, and as a Technical Service Representative, from February 1987 to February 1988, of AGR Company, an Ohio General Partnership formerly owned by us. Prior to February 1987, Mr. Sullivan was employed by First Union National Bank from 1985 to 1986 and Harris Bank from 1983 to 1985. Mr. Sullivan is also a director of The Timken Company. Mr. Sullivan is the son of Thomas C. Sullivan, our Chairman of the Board.

      Ronald A. Rice was elected Senior Vice President — Administration on October 11, 2002 and has also served as an Assistant Secretary since 1999. From October 2001 to October 2002, he served as Vice-President — Administration. From August 1999 to October 2001, he served as our Vice President — Risk Management and Benefits. From 1997 to August 1999, he served as Director of Risk Management and Employee Benefits, and from 1995 to 1997 he served as Director of Benefits. From 1985 to 1995, Mr. Rice served in various capacities with the Wyatt Company, most recently he served as Senior Account Manager from 1992 to 1995.

      P. Kelly Tompkins was elected Senior Vice President on October 11, 2002. He has served as General Counsel and Secretary since June 1998, and has served as Vice President from June 1998 to October 2002. From June 1996 to June 1998, Mr. Tompkins served as Assistant General Counsel. From 1987 to 1995, Mr. Tompkins was employed by Reliance Electric Company in various positions including Senior Corporate Counsel, Director of Corporate Development and Director of Investor Relations. From 1985 to 1987, Mr. Tompkins was employed as a litigation attorney by Exxon Corporation and from 1981 to 1984, was employed as a corporate attorney by Reliance Electric Company, an affiliate of Exxon.

      Dennis F. Finn was elected Vice President — Environmental and Regulatory Affairs on October 12, 2001. Prior to joining us in November 2000 as director of environmental and regulatory affairs, Mr. Finn served for 10 years as director of environmental health and safety at Day-Glo Color Corp., one of our operating companies. He also held various positions with Nalco Chemical Company and HT Research Institute.

      Glenn R. Hasman was elected Vice President — Finance and Communications on August l, 2000. Mr. Hasman served as our Vice President-Controller from August 1999 to August 2000 and served as Vice President-Financial Operations from October 1993 to August 1999. From July 1990 to October 1993, Mr. Hasman served as Controller. From September 1982 through July 1990, Mr. Hasman served in a variety of management capacities, most recently Vice President — Operations and Finance, Chief Financial Officer and Treasurer, with a former wholly owned subsidiary of RPM. From 1979 to 1982, Mr. Hasman served as our Director of Internal Audit and from 1976 to 1979 he was associated with Ciulla, Smith & Dale, LLP, independent accountants.

      Paul G.P. Hoogenboom was elected Vice President — Operations on August 1, 2000 and Chief Information Officer on October 11, 2002. In 1999, Mr. Hoogenboom served as Vice President and General Manager of our e-commerce subsidiary, RPM-e/c, Inc. From 1998 to 1999, Mr. Hoogenboom was a Director of Cap Gemini, a computer systems and technology consulting firm. During 1997, Mr. Hoogenboom was employed as a strategic marketing consulting for Xylan Corporation, a network switch manufacturer. From 1994 to 1997, Mr. Hoogenboom was Director of Corporate I.T. and Communications for A.W. Chesterton Company, a manufacturer of fluid sealing systems.

      Stephen J. Knoop was elected Vice President — Corporate Development on August 5, 1999. From June 1996 to August 1999, Mr. Knoop served as our Director of Corporate Development. From 1990 to May 1996, Mr. Knoop was an associate at Calfee, Halter & Griswold LLP.

      Robert L. Matejka was elected Chief Financial Officer on October 12, 2001 and Vice President — Controller on August 1, 2000. From 1995 to 1999, he served as Vice President — Finance of the motor and drive systems businesses of Rockwell International Corporation. From 1973 to 1995, Mr. Matejka served in various capacities with Reliance Electric Company, most recently as its Assistant Controller. From 1965 to 1973, he was an Audit Supervisor with Ernst & Young.

      Keith R. Smiley was elected Vice President and Assistant Secretary on August 5, 1999, and has served as our Treasurer, since February 1997. From October 1993 to February 1997, he served as our Controller. From January 1992 until February 1997, Mr. Smiley also served as our Internal Auditor. Prior thereto, he was associated with Ciulla, Smith & Dale, L.L.P.

      Dr. Max D. Amstutz has been on our board of directors since 1995 and has held his present position as Chairman of Finter Bank, Zurich, Switzerland, since 1994. From 1998 to 2002, Dr. Amstutz was the Chairman of SGS-Societe Generale de Surviellance Holding S.A., a leader in verification, testing and certification, since 1998. From 1994 to 2000, Dr. Amstutz was Chairman and Chief Executive Officer of Von Roll Holding Ltd. a designer and manufacturer of environmental technology products, electrotechnical and industrial insulation systems and industrial metal specialties.

      Edward B. Brandon has been on our board of directors since 1989. Mr. Brandon retired in 1995 as Chairman of National City Corporation. Mr. Brandon also served as the Chief Executive Officer of National City Corporation from 1987 until 1995.

      Bruce A. Carbonari has been on our board of directors since 2002. He is the President and Chief Executive Officer of Fortune Brands Home and Hardware, a consumer products company specializing in kitchen, bath and related products. Fortune Brands operating units include Moen Incorporated, a producer of residential and commercial plumbing products. Prior to joining the Moen business as President and Chief Operating Officer in 1990, Mr. Carbonari was Executive Vice President and Chief Financial Officer of Stanadyne, Inc., Moen’s parent company at that time. He began his career at PricewaterhouseCoopers prior to joining Stanadyne in 1981. Mr. Carbonari also serves on the Boards of The Cleveland Clinic Foundation and the Rock and Roll Hall of Fame.

      E. Bradley Jones has been on our board of directors since 1990. Mr. Jones retired in 1984 as Chairman and Chief Executive Officer of LTV Steel Company and Group Vice President of The LTV Corporation. Prior thereto, Mr. Jones was Chairman and Executive Officer of Republic Steel Corporation.

      James A. Karman served as the Vice Chairman of the Board from August 1999 until October 2002. From September 1978 to August 1999, he served as our President and Chief Operating Officer. Mr. Karman also served as Chief Financial Officer from October 1982 to October 1993, and again from June 2001 to October 2001. From October 1973 through September 1978, Mr. Karman served as our Executive Vice President, Secretary and Treasurer, and, prior to that time, as Vice President-Finance and Treasurer. Mr. Karman is a director of A. Schulman, Inc., and Shiloh Industries, Inc.

      Donald K. Miller has been on our board of directors since 1972. Since 1999, Mr. Miller has served as Chairman of Axiom International Investor LLC, an international equity asset firm. From 1992 to 1997, Mr. Miller was Chairman of Greylock Financial Inc., a venture capital firm. Mr. Miller is also a director of Huffy Corporation and Layne Christensen Company.

      William A. Papenbrock has been on our board of directors since 1972. Mr. Papenbrock retired as partner of Calfee, Halter & Griswold LLP, a Cleveland law firm that serves as counsel to us, in December 1999. Mr. Papenbrock became a partner of the firm in 1969 and is the past Vice Chairman of the firm’s Executive Committee.

      Albert B. Ratner has been on our board of directors since 1996. Mr. Ratner has been Co-Chairman of the Board of Forest City Enterprises, Inc., a diversified real estate development corporation, since 1995.

      Dr. Jerry Sue Thornton has been on our board of directors since 1999. Dr. Thornton has served as President of Cuyahoga Community College since 1992. Dr. Thornton is also a director of National City Corporation, American Greetings Corporation, Applied Industrial Technologies, Inc. and OfficeMax, Inc.

      Joseph P. Viviano has been on our board of directors since 2001. Mr. Viviano is the retired Vice Chairman of Hershey Foods. Prior to his retirement, Mr. Viviano served as the Vice Chairman of Hershey Foods from 1999 to 2000, and as its President and Chief Operating Officer form 1994 to 1999. Mr. Viviano is also a director of Chesapeake Corporation, Harsco Corporation, Huffy Corporation and R.J Reynolds Tobacco Holdings, Inc.

DESCRIPTION OF NOTES

      As used below in this “Description of Notes” section, the terms “note” or “notes” refer to both the initial notes and the exchange notes to be issued in the exchange offer. The initial notes were issued, and the exchange notes will be issued, under an indenture dated as of December 9, 2003, between RPM International Inc., as issuer, and The Bank of New York, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. Copies of the indenture and the registration rights agreement are available from RPM and have been filed as exhibits to the registration statement of which this prospectus is a part.

      The notes will constitute senior debt securities under the indenture. The following summarizes the material provisions of the notes and does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. As used in this description of notes, the words “we,” “us,” “our” or “RPM” refer only to RPM International Inc. and do not include any current or future subsidiary of RPM International Inc.

General

      The notes will initially be limited to $200,000,000 aggregate principal amount. The notes will mature on December 15, 2013.

      The notes will be issued in minimum denominations of $1,000 and in integral multiples thereof in fully registered form. The notes are exchangeable and transfers of the notes will be registrable without charge, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge in connection with such exchanges or transfers.

      The notes will accrue interest at a rate of 6.25% per annum from the closing date, or from the most recent interest payment date to which interest has been paid or duly provided for, and any accrued and unpaid interest (including additional interest, if any), will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning June 15, 2004. Interest will be paid to the person in whose name the note is registered at the close of business on June 1 or December 1 (any of which we refer to as a “record date”) immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      We will pay the principal and interest (including additional interest, if any) on the notes at the office or agency maintained for such purpose. Unless otherwise designated by us, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee. If the notes are held in global form, principal and interest (including additional interest, if any) on the notes shall be paid by wire transfer in immediately available funds in accordance with the written wire transfer instruction supplied by the holder of notes from time to time to the trustee and paying agent (if different from the trustee) at least two days prior to the applicable record date; provided that any payment to the depositary or its nominee shall be paid by wire transfer in immediately available funds in accordance with the wire transfer instruction supplied by the depositary or its nominee from time to time to the trustee and paying agent (if different from trustee) at least two days prior to the applicable record date. With respect to notes held other than in global form, we will make payments by wire transfer of immediately available funds to the account specified by the holders thereof or, if no such account is specified with respect to a holder, by mailing a check to the holder’s address as set forth in the register of holders of notes.

      If any interest payment date or the maturity date falls on a day that is not a business day, the required payment of principal of and interest (including additional interest) and premium, if any, on the notes will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Further Issuances

      We may from time to time, without the consent of holders, increase the principal amount of notes by issuing additional notes in the future, on the same terms and conditions as these notes, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes as the notes offered hereby. Any additional notes would rank equally and ratably with the notes offered hereby and would be treated as a single class for all purposes under the indenture.

Ranking of the Notes

      The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing that indebtedness. In addition, we are structured as a holding company, and we conduct all of our business operations through our subsidiaries. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries, which are distinct legal entities having no obligation to pay any amounts pursuant to the notes or to make funds available for such purposes.

      As of November 30, 2003, we had approximately $723.2 million of total consolidated indebtedness. Of this amount, $72.2 million of secured indebtedness and approximately $2.0 million of subsidiary indebtedness are effectively senior to the notes.

Optional Redemption

      The notes may be redeemed, at our option, in whole or in part, at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the make-whole amount for the notes being redeemed,

plus, in each case, accrued interest and unpaid interest to, but excluding, the date of redemption. We will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the holders of the notes as of the close of business on the record date immediately preceding that interest payment date.

      “Make-whole amount” means the sum of the present values of the remaining scheduled payments of principal and interest to but excluding the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30 day months) at the applicable Treasury Rate plus 30 basis points. References in this offering memorandum and in the indenture to premium, if any, payable in respect of the notes shall be deemed to include any sum payable on the notes as a make-whole amount in connection with any optional redemption.

      For purposes of determining the redemption price, the following definitions are applicable:

      “Treasury Rate” means, with respect to any redemption date for the notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

      “Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the H.15 Daily Update of the Federal Reserve Bank; or

•	if such release (or any successor release) is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotations for such redemption date.

      “H.15 (519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates” or any successor publication published by the Board of Governors of the Federal Reserve System.

      “H.15 Daily Update” means the daily update of H.15 (519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

      “Independent Investment Banker” means Banc One Capital Markets, Inc., or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent banking institution of national standing appointed by us.

      “Reference Treasury Dealer” means each of Banc One Capital Markets, Inc. and one other primary U.S. government securities dealers in New York City selected by Wachovia Capital Markets, LLC, and their respective successors (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefore another Primary Treasury Dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

      On and after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption (unless we default in the payment of the redemption price and accrued interest). We will give written notice of our intent to redeem the notes to noteholders by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. In the event that we elect to redeem only a portion of the notes, the notes to be redeemed shall be selected in accordance with DTC procedures, in the case of bonds represented by a global note, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of bonds that are not represented by a global note.

      Except as set forth above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Certain Covenants

Limitations on Liens

      The indenture will provide that we will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien other than Permitted Liens (defined below), and the exempted Liens described below upon any Principal Property or upon any shares of Capital Stock or Indebtedness of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the indenture governing the notes or thereafter acquired, to secure any Indebtedness incurred or guaranteed by us or any Subsidiary, without in any such case making effective provision whereby all of the notes outstanding (together with, if we so determine, any other Indebtedness or guarantee thereof by us ranking equally with the notes) shall be secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness shall be so secured.

      “Permitted Liens” means:

(1) Liens existing on the date of this offering memorandum and securing Indebtedness in an aggregate principal amount not exceeding $10.0 million; provided that no increase in the amount secured thereby is permitted.

(2) Liens on our property or assets or any other property or assets of our Subsidiaries given to secure the payment of the purchase price incurred in connection with the acquisition, lease (including any Capital Lease Obligation) or construction or property (other than accounts receivable or inventory) useful and intended to be used in carrying on of our business or the businesses of our Subsidiaries, including Liens existing on such property at the time of acquisition, lease or construction thereof or improvements thereon, or Liens incurred within 180 days of such acquisition or the completion of such construction; provided that (i) the Lien shall attach solely to the property acquired, purchased, leased, constructed or improved, (ii) at the time of acquisition or construction of such property, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by us or our Subsidiary, shall not exceed an amount equal to the lesser of the total purchase price or Fair Market Value at the time of acquisition or construction of such property, and (iii) the aggregate principal amount of all Indebtedness secured by such Liens shall not exceed the lesser of (y) the cost of the acquisition, lease or construction, as the case may be or (z) the Fair Market Value of such property.

(3) Liens on property or assets of any Person existing at the time such Person becomes a Subsidiary or is merged with or into or consolidated with us or any of our Subsidiaries or, at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or any of our Subsidiaries, or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such Person becoming a subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; provided that such Liens shall not extend to our property or assets or any other property or assets of our Subsidiaries.

(4) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property).

(5) Other Liens arising in the ordinary conduct of our or our Subsidiaries’ businesses (including Liens to secure the performance by us or our Subsidiaries of bids, tenders or trade contracts for sums not yet due and payable) which are not incurred in connection with the borrowing of money or the obtaining of advances or credit, or that is incidental to the ownership of properties and assets by us or our Subsidiaries in the ordinary conduct of our business or the business of our Subsidiaries (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable), or to secure the performance by us or our Subsidiaries of our statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds; provided in each case that such Liens do not, in the aggregate, materially detract from the value of our property or assets or the property or assets of our Subsidiaries or materially impair the use thereof in the operation of our business or the business of our Subsidiaries.

(6) Leases or subleases entered into by us or our Subsidiaries as either lessors or sublessors, easements, rights-of-way, restrictions and other similar charges or encumbrances (including zoning restrictions), in each case, that is incidental to the ownership of property or assets or the ordinary conduct of our business or the business our Subsidiaries; provided that such Liens do not, in the aggregate, materially detract from the value of such property.

(7) Liens for taxes, assessments or other governmental charges which are not yet due and payable as of the date of this offering memorandum.

(8) Liens on receivables incurred in connection with a Permitted Receivables Transaction.

Restriction on Sale-Leasebacks

      The indenture will provide that, except as described below under “Exempted Liens and Sale-Leaseback Transactions,” we will not, and will not permit any Subsidiary to, engage in the sale or transfer by us or any

Subsidiary of any Principal Property to a person (other than RPM or a Subsidiary) and the taking back by us or any Subsidiary, as the case may be, of a lease of such Principal Property, unless:

(1) such sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; or

(2) we or such Subsidiary, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net proceeds from such sale-leaseback transaction to the prepayment, repayment, redemption, reduction or retirement (other than pursuant to any mandatory sinking fund, redemption or prepayment provision) of Funded Indebtedness.

Exempted Liens and Sale-Leaseback Transactions

      Notwithstanding the foregoing restrictions on Liens and sale-leaseback transactions, the indenture will provide that we may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any Lien other than a Permitted Lien upon any Principal Property, or upon any shares of Capital Stock or Indebtedness of any Subsidiary owning or leasing any Principal Property, to secure Indebtedness incurred or guaranteed by us or any Subsidiary or effect any sale-leaseback transaction of a Principal Property that is not excepted by clauses (1) or (2) under the caption “Restriction On Sale-Leasebacks,” above without equally and ratably securing the notes; provided that, after giving effect thereto, the aggregate principal amount of outstanding Indebtedness secured by Liens other than Permitted Liens upon Principal Property and/or upon such shares of Capital Stock or Indebtedness of any Subsidiary owning or leasing any Principal Property, plus the Attributable Indebtedness from sale-leaseback transactions of Principal Property not so excepted, do not exceed 15% of our Consolidated Net Worth as of the date of determination.

Reporting Requirements

      We will agree in the indenture that, in order to render the notes eligible for resale pursuant to Rule 144A, while any of such notes remain “restricted securities” (within the meaning of Rule 144(a)(3) under the Securities Act) and are outstanding, we will make available, upon request, to any holder or owner or prospective purchaser of the notes, the information specified in Rule 144A(d)(4) with respect to RPM and its Subsidiaries, unless such information is furnished to the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Certain Definitions

      Certain terms used in this section are defined in the indenture as follows:

      “Attributable Indebtedness,” means, as to any particular lease at any date as of which the amount thereof is to be determined, the total net amount of rent (discounted from the respective due dates thereof at the rate per annum set forth or implicit in the terms of such lease, compounded semi-annually) required to be paid by the lessee under such lease during the remaining term thereof. The net amount of rent required to be paid under any such lease for any such period shall be the total scheduled amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

      “Capital Lease Obligation” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of the indenture and the notes, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) in the equity interests of such Person, including without limitation, (i) with respect to a corporation, common stock, preferred stock and any other capital stock, (ii) with respect to a partnership, partnership interests (whether general or limited), and (iii) with respect to a limited liability company, limited liability company interests.

      “Consolidated Net Worth” means, at any time, the consolidated stockholders’ equity of RPM and its Subsidiaries calculated on a consolidated basis as of such time.

      “Indebtedness” means, as to any Person (determined without duplication): (i) indebtedness of such Person for money borrowed (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services, other than accounts payable (other than for borrowed money) incurred in the ordinary course of business; (ii) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (whether or not such obligations are contingent); (iii) Capital Lease Obligations of such Person; (iv) obligations of such Person to redeem or otherwise retire shares of capital stock of such Person; (v) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above secured by a Lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person; and (vi) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above Guaranteed by such Person.

      “Fair Market Value” means, as to any property acquired by us or our Subsidiaries, the market value of such property as determined in good faith by one or more officers of RPM to whom authority to enter into the transaction has been delegated by our board of directors.

      “Funded Indebtedness” means Indebtedness having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the obligor.

      “GAAP” means generally accepted accounting principles in the United States.

      “Guaranty” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, other than agreements to purchase goods at arm’s length price in the ordinary course of business) or (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

      “Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

      “Permitted Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries in order to monetize or otherwise finance a pool (which may be fixed or revolving) of receivables, leases or other financial assets (including, without limitation, financing contracts) or other transactions evidenced by receivables purchase agreements, including, without limitation, factoring agreements and other similar agreements pursuant to which receivables are sold at a discount (in each case whether now existing or arising in the future), and which may include a grant of a security interest in any such receivables, leases, other financial assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such receivables, leases, or other financial assets, all contracts and all guarantees or other obligations in respect thereof, proceeds thereof and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables, leases, or other financial assets or other transactions evidenced by receivables purchase agreements, including, without limitation, factoring agreements and other similar agreements pursuant to which receivables are sold at a discount.

      “Person” means any individual, corporation, partnership, association, joint venture, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      “Principal Property” means, whether owned or leased on the date of the indenture governing the notes or thereafter acquired, each manufacturing or processing plant or facility and office facilities of ours or our Subsidiaries’ located in the United States.

      “Subsidiary” means, with respect to any Person, at any date, (i) any corporation, limited liability company, partnership or other entity, the accounts of which would be consolidated with those of such Person in the Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (ii) any corporation, limited liability company, partnership or other entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partnership interests (considering all general and limited partnership interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries of such person, or a combination thereof.

Consolidation, Mergers or Sales of Assets

      The indenture will provide that we may not consolidate or merge with or into, or transfer, lease or convey all or substantially all of our properties or assets to another corporation, person or entity as an entirety or substantially as an entirety unless:

•	either we are the continuing corporation, or any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States, any state thereof or the District of Columbia and the successor or purchaser expressly assumes our obligations on the notes under a supplemental indenture in a form reasonably satisfactory to the trustee;

•	in all cases, immediately after giving effect to the transaction, no default or event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with these provisions and that all conditions precedent provided in the indenture relating to such transaction have been satisfied.

      Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor person formed by such consolidation, or share exchange, or into which we are merged, or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been named as us in the indenture, and thereafter we will be relieved of all further obligations and covenants under the indenture and the notes. It is possible that a consolidation, merger, conveyance, lease or transfer described above may be a taxable transaction to holders.

Events of Default

      Each of the following is an event of default under the indenture:

(1) default in the payment of any principal of or premium, if any, on any note when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

(2) default in the payment of any interest (including additional interest, if any) on any note when due and payable, which default continues for 30 days or more;

(3) our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

(4) default by RPM or any subsidiary in the scheduled payment of principal of any indebtedness for borrowed money (after given effect to any applicable grace period) and the aggregate principal amount of such payment defaults at such time exceeds $50.0 million, or, RPM or any subsidiary defaults under any indebtedness for borrowed money, which default results in such indebtedness being accelerated or declared due and payable, and the aggregate principal amount of all indebtedness so accelerated or so declared due and payable, exceeds $50.0 million, and such acceleration or declaration has not been rescinded or annulled within a period of 10 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred;

(5) any final judgment or order for the payment of money in excess of $50.0 million, either individually or in the aggregate (net of any amounts to the extent that they are covered by insurance), shall have been rendered against us or any of our Subsidiaries and which shall not have been paid or discharged, and there shall be any period of 60 consecutive days following the entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against us or any of our Subsidiaries to exceed $50.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and

(6) certain events of bankruptcy, insolvency or reorganization affecting us.

      If an event of default (other than an event of default specified in clause (6) above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by written notice to us and the trustee, may declare the unpaid principal of, and accrued and unpaid interest (including additional interest and defaulted interest) and premium, if any, on all the notes then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest (including additional interest and defaulted interest) and premium, if any, will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary. If any event of default specified in clause (6) above occurs, all unpaid principal of and accrued and unpaid interest (including additional interest and defaulted interest) and premium, if any, on the notes then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of notes.

      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 90 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal, interest or liquidated damages, if any, or redemption price, purchase price or designated event repurchase price, if applicable, on the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may rescind any acceleration of the notes and its consequences if all existing events of default (other than the nonpayment of principal of and interest and liquidated damages, if any, on the notes that have become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

      A holder of notes may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default on the notes;

•	the holder of at least 25% in aggregate principal amount of the notes then outstanding makes a written request to the trustee to pursue the remedy;

•	the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after the receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the notes then outstanding do not give the trustee a direction inconsistent with the request.

      This provision does not, however, affect the right of a holder of notes to sue for enforcement of the payment of the principal of or interest (including additional interest) or premium, if any, on the holder’s note on or after the respective due dates expressed in its note.

      The holders of no less than a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal or interest or liquidated damages or premium, if any, on the notes (other than the nonpayment of principal of and interest (including additional interest) and premium, if any, on the notes that have become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of notes then outstanding.

      We are required to deliver to the trustee annually a statement regarding compliance with the indenture and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Modification

      Except as provided in the next two succeeding paragraphs, the indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes).

      Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

•	reduce the percentage in principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or premium on, or change the stated maturity of, any note or, other than as set forth in the paragraph below, alter the provisions with respect to the redemption of the notes;

•	reduce the rate or amount of or change the time for payment of interest, including defaulted interest and additional interest, if any, on any notes;

•	waive a default or event of default in the payment of principal of or interest (including additional interest) or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes then outstanding and a waiver of the payment default that resulted from such acceleration);

•	make any note payable in money other than that stated in the indenture and the notes;

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest (including additional interest) or premium, if any, on the notes;

•	make any change to the abilities of holders of notes to enforce their rights under the indenture or the foregoing provisions or this provision.

      Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes to:

•	cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the indenture which we and the trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect rights of the holders of the notes under the indenture;

•	provide for the assumption of our obligations to holders of notes in the circumstances required under the indenture as described under “Consolidation, Mergers or Sales of Assets”;

•	evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

•	make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder,

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939; or

•	modify the restrictions on, and procedures for, resale and other transfers of shares pursuant to law, regulation or practice relating to the resale or transfer of restricted notes generally.

Discharge of the Indenture

      The indenture will be discharged and will cease to be of further effect, except as to surviving rights for registration of transfer or exchange of the notes, when either of the following occurs:

•	all the notes authenticated and delivered have been delivered to the trustee for cancellation; or

•	(i) all notes not delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year and we have irrevocably deposited or caused to be deposited with the trustee funds sufficient to pay or discharge the notes not previously delivered to the trustee for cancellation; (ii) we have paid all other sums payable under the indenture; and (iii) we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that we have complied with all conditions precedent under the indenture relating to its satisfaction and discharge.

Book-Entry System

      Notes sold in the United States in reliance on Rule 144A or in offshore transactions in reliance on Regulation S will be represented by a single, permanent global note in definitive, fully registered form without interest coupons. The global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

      Investors who are qualified institutional buyers and who purchase notes in reliance on Rule 144A under the Securities Act may hold their interests in the global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

      Investors who purchase notes in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in the global note directly through Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in the depositaries’ names on the books of DTC.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the state of New York, Uniform Commercial Code and a “clearing organization” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (which we refer to as “partcipants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

      Upon the issuance of the global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser of such beneficial interests. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

      So long as DTC or its nominee is the registered holder and owner of the global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in the global note will not be entitled to receive notes in definitive form and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

      Payments of the principal of and interest and liquidated damages, if any, on the notes represented by the global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

      We expect that DTC or its nominee, upon receipt of any payment of principal or interest or liquidated damages, if any, in respect of the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

      Unless and until it is exchanged in whole or in part for notes in definitive form, the global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transaction interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

      We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the global note for notes in definitive form, which it will distribute to its participants. These notes in definitive form will be subject to certain restrictions on registration of transfers under “Notice to Investors,” and will bear the legend set forth thereunder.

      Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, Euroclear, and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Securities

      Notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

•	a default under the indenture occurs and is continuing.

      The notes are exchangeable and transfers of the notes will be registrable without charge, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge in connection with such exchanges or transfers.

Same Day Settlement and Payment

      We will make payments in respect of the notes represented by the global notes (including principal and interest, including additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal and any interest (including additional interest, if any) with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The notes represented by the global notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

The Trustee

      The Bank of New York is the trustee, transfer agent and paying agent.

      The indenture will provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. In case an event of default shall occur (and shall not be cured) and holders of the notes have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have offered to the trustee security and indemnity satisfactory to it.

      The indenture will contain certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign. We have an existing commercial relationship with The Bank of New York and The Bank of New York may engage in other commercial banking transactions with us in the future. Pursuant to the Trust Indenture Act of 1939, upon the occurrence of a default with respect to the notes, The Bank of New York may be deemed to have a conflicting interest by virtue of its lending and other business relationships with us. In that event, The Bank of New York would be required to resign as trustee or eliminate the conflicting interest.

No Recourse Against Others

      None of our directors, officers, employees, stockholders or affiliates, as such, shall have any liability or any obligations under the notes or the indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the notes.

Governing Law

      The indenture and notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s conflict of laws principles.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

Credit Facilities

      We have a $500.0 million, five-year revolving credit facility with a syndicate of banks, which expires on July 14, 2005 and bears interest tied to LIBOR. Borrowings under the revolving credit facility are unsecured. As of November 30, 2003, we had $78.0 million in the aggregate outstanding under the revolving credit facility at a weighted average interest rate of 1.95%.

      We also have an unsecured credit facility with a bank for $28.0 million which expires on October 12, 2004. We have two revolving multi-currency credit facilities totaling $25.0 million in the aggregate with a bank; one for $15.0 million which expires on December 31, 2005 and another for $10.0 million which expires on December 22, 2003. The unsecured line of credit and revolving multi-currency credit facilities bear interest tied to one of various rates. As of November 30, 2003, we had $0.6 million in the aggregate outstanding under the unsecured line of credit and no outstanding balances under the revolving multi-currency credit facilities.

Securitization Transaction

      In June 2002, we entered into a securitization transaction with several banks for certain of our subsidiaries, providing for a wholly owned special purpose entity (“SPE”) to receive investments of up to $125.0 million. This securitization is accomplished by having certain subsidiaries sell various of their accounts receivable to the SPE, and by having the SPE then transfer those receivables to a conduit administered by the banks. This securitization transaction did not constitute a form of off-balance sheet financing, and is fully reflected in our financial statements. This transaction increases our liquidity and reduces our financing costs by replacing up to $125.0 million of existing borrowings at lower interest rates. As of November 30, 2003, $72 million was securitized under this arrangement, at a weighted average interest rate of 1.64%.

Commercial Paper Program

      In May 2003, we established a $200.0 million non-rated commercial paper program under which borrowings are unsecured and are issued for terms of 270 days or less. As of November 30, 2003, there was $115.6 million outstanding, at a weighted average interest rate of 1.73%, under this commercial paper program, the proceeds of which were used to reduce the outstanding balance on our revolving credit facility. Our $500.0 million, five-year revolving credit facility is available to back up our commercial paper program to the extent it is not drawn upon.

Senior Convertible Notes

      In May 2003, we issued $297.0 million face value at maturity unsecured 2.75% Senior Convertible Notes (“2.75% Notes”) due May 13, 2033. We generated net proceeds of approximately $146 million from the sale of the 2.75% Notes. The 2.75% Notes are convertible into 8,034,355 shares of our common stock at a price of $18.68 per share, subject to adjustments, during any fiscal quarter for which the closing price of our common stock is greater than $22.41 per share for a defined duration of time. The 2.75% Notes are also convertible during any period in which our credit rating is below a specified level, or if specified corporate transactions have occurred. The 2.75% Notes are redeemable by us at the option of the holder for the issuance price plus accrued original issue discount in May 2008, 2013, 2018, 2023, 2028 and 2033 payable in cash, common stock or a combination thereof. We also may redeem all or a portion of the 2.75% Notes for cash on or after May 13, 2008. Interest on the 2.75% Notes is payable at a rate of 2.75% beginning November 13, 2003 until May 13, 2008, depending upon the market price of the 2.75% Notes. After that date, cash interest will only accrete and will not be paid prior to maturity, subject to certain contingencies.

Senior Notes

      In November 2001, we issued and sold $30.0 million aggregate principal amount of 7.3% Senior Unsecured Notes due 2008, $10.0 million aggregate principal amount of 6.61% Senior Unsecured Notes due 2006 and $15.0 million aggregate principal amount of 6.12% Senior Unsecured Notes due 2004.

      In March 1998, we issued and sold $100.0 million aggregate principal amount of Senior Unsecured Notes due 2008. The notes bear interest at the three month LIBOR rate.

      In June 1995, we issued and sold $150.0 million aggregate principal amount of 7.0% Senior Unsecured Notes due 2005.

      We also have other notes and mortgages payable at various rates of interest due in installments through 2011, substantially secured by property. As of November 30, 2003, we had $2.0 million outstanding under these other notes and mortgages payable.

THE EXCHANGE OFFER

      In a registration rights agreement among RPM International Inc. and the initial purchasers of the initial notes, we agreed:

(1) to file a registration statement on or prior to April 7, 2004 with respect to an offer to exchange the initial notes for a new issue of notes, with terms substantially the same as of the initial notes but registered under the Securities Act;

(2) to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC on or prior to June 6, 2004; and

(3) use our reasonable best efforts to consummate the exchange offer and issue the exchange notes on or prior to the 45th calendar day after the exchange offer registration statement is declared effective by the SEC.

      The registration rights agreement provides that, if we fail to consummate the exchange offer on or prior to the 45th calendar day after the exchange offer registration statement is declared effective by the SEC we will be required to pay additional interest on the initial notes over and above the regular interest on the notes. Once we complete this exchange offer, we will no longer be required to pay additional interest on the initial notes.

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of initial notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Initial Notes

      This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange initial notes that are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us initial notes as provided below, our acceptance of the initial notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of initial notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of exchange notes.

•	We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the initial notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of initial notes at their addresses listed in the trustee’s security register with respect to the initial notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2004; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means , 2004 or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, $200,000,000 in aggregate principal amount of initial notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of initial notes being tendered.

•	Our obligation to accept initial notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any initial notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all initial notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any initial notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any initial notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the initial notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of initial notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Initial notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “Resale of the Exchange Notes.”

Important Rules Concerning The Exchange Offer

      You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of initial notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular initial notes not properly tendered or to not accept any particular initial notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular initial notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender initial notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of initial notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular initial notes either before or after the expiration date shall be final and binding on all parties.

•	Neither RPM International Inc., the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of initial notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Initial Notes

What to submit and how

      If you, as the registered holder of initial notes, wish to tender your initial notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to The Bank of New York, at the address set forth below under “Exchange Agent” on or prior to the expiration date.

      In addition,

(1) certificates for initial notes must be received by the exchange agent along with the letter of transmittal, or

(2) a timely confirmation of a book-entry transfer of initial notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or

(3) you must comply with the guaranteed delivery procedures described below.

      The method of delivery of initial notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or initial notes should be sent to us.

How to sign your letter of transmittal and other documents

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the initial notes being surrendered for exchange are tendered

(1) by a registered holder of the initial notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

(2) for the account of an eligible institution.

      If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be guaranteed by an “eligible guarantor institution” meeting the requirements of the exchange agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the exchange agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

      If the letter of transmittal or any initial notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

      Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all initial notes properly tendered and will issue the exchange notes promptly after acceptance of the initial notes. See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

      In all cases, we will issue exchange notes in exchange for initial notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for initial notes, or

•	a timely book-entry confirmation of transfer of initial notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.

      If we do not accept any tendered initial notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing initial notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged initial notes without expense to the tendering holder or, in the case of initial notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged initial notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of initial notes by causing DTC to transfer initial notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the initial notes so tendered will only be made after timely confirmation of book-entry transfer of initial notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering initial notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

      Although delivery of initial notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “Exchange Agent” on or prior to the expiration date.

      If your initial notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your notes of your intention to tender your initial notes or not tender your initial notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your notes. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

      If you are a registered holder of initial notes and you want to tender your initial notes but your initial notes are not immediately available, or time will not permit your initial notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1) the tender is made through an eligible institution,

(2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of initial notes;

•	the amount of initial notes tendered; and

•	the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered initial notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent; and

(3) the certificates for all physically tendered initial notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

      You can withdraw your tender of initial notes at any time on or prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the initial notes to be withdrawn;

•	the initial notes to be withdrawn;

•	the principal amount of the initial notes to be withdrawn;

•	if certificates for the initial notes have been delivered to the exchange agent, the name in which the initial notes are registered, if different from that of the withdrawing holder;

•	if certificates for the initial notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•	if initial notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn initial notes and otherwise comply with the procedures of that facility.

      Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any initial notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer. If you have properly withdrawn initial notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Initial notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any initial notes and may terminate or amend the exchange offer, if at any time before the acceptance of initial notes for exchange or the exchange of the exchange notes for initial notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

      The above condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights that we may assert at any time and from time to time. In addition, we will not accept for exchange any initial notes tendered, and no exchange notes will be issued in exchange for any initial notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

      The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

The Bank of New York, Exchange Agent

Reorganization Unit
101 Barclay Street — 7 East
New York, New York 10286
Attention: Carolle Montreuil
Facsimile: (212) 298-1915

To Confirm by Telephone

or for Information:
(212) 815-5920

      Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

      The principal solicitation is being made by mail; however, additional solicitation may be made by electronic mail, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

      The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $          .

Transfer Taxes

      Holders who tender their initial notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that initial notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the Exchange Notes

      Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the exchange notes will in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

      However, any purchaser of initial notes who is an “affiliate” of RPM International Inc. or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

(1) will not be able to rely on the interpretation of the staff of the SEC,

(2) will not be able to tender its initial notes in the exchange offer, and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

      By executing, or otherwise becoming bound by, the Letter of Transmittal, each holder of the initial notes will represent that:

(1) it is not our “affiliate” as such term is defined in Rule 405 promulgated under the Securities Act;

(2) any exchange notes to be received by it were acquired in the ordinary course of its business; and

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the exchange notes.

      In addition, in connection with any resales of exchange notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the initial notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of exchange notes.

Consequences of Failing to Exchange Initial Notes

      Holders who desire to tender their initial notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of initial notes for exchange.

      Initial notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the initial notes and the existing restrictions on transfer set forth in the legend on the initial notes and in the offering memorandum, dated December 4, 2003, relating to the initial notes. Except in limited circumstances with respect to the specific types of holders of initial notes, we will have no further obligation to provide for the registration under the Securities Act of such initial notes. In general, initial notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will take any further action to register the untendered initial notes under the Securities Act or under any state securities laws.

      Upon completion of the exchange offer, holders of the initial notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Initial notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the initial notes and the exchange notes. Holders of the exchange notes and any initial notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange notes received by it in exchange for initial notes.

      We will not receive any proceeds from any sale of exchange notes.

      Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of those methods of resale at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

      Any resale may be made:

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes.

      Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those exchange notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      This summary is of a general nature and is included herein solely for informational purposes. It is not intended to be, nor should it be construed as being, legal or tax advice. No representation with respect to the consequences to any particular purchaser of the exchange notes is made. Prospective purchasers should consult their own tax advisors with respect to their particular circumstances.

      The following is a summary of certain material United States federal income tax consequences of the exchange offer to holders of the initial notes. The discussion does not consider the aspects of the ownership and disposition of the initial notes or the exchange notes. A discussion of the U.S. federal income tax consequences of holding and disposing of the notes is contained in the offering memorandum with respect to the initial notes.

      The following summary deals only with notes held as capital assets by purchasers at the issue price who are United States holders and are not with special classes of holders, such as dealers in securities or currencies, financial institutions, life insurance companies, tax-exempt entities, persons holding notes as part of a hedge, conversion, constructive sale transaction, straddle or other risk reduction strategy, and persons whose functional currency is not the U.S. dollar. Persons considering the purchase of notes should consult their own tax advisors concerning these matters and as to the tax treatment under foreign, state and local tax laws and regulations. We cannot provide any assurance that the Internal Revenue Service will not challenge the conclusions stated below. We have not sought and will not seek a ruling from the IRS on any of the matters discussed below.

      This summary is based upon the Internal Revenue Code of 1986, Treasury Regulations, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Changes in this area of law may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a United States holder of senior notes. The authorities on which this discussion is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the exchange of initial notes for the exchange notes may differ from the treatment described below.

      The exchange of initial notes for the exchange notes under the terms of the exchange offer should not constitute a taxable exchange. As a result:

•	a holder should not recognize taxable gain or loss as a result of exchanging initial notes for the exchange notes under the terms of the exchange offer;

•	the holder’s holding period of the exchange notes should include the holding period of the initial notes exchanged for the exchange notes; and

•	a holder’s adjusted tax basis in the exchange notes should be the same as the adjusted tax basis, immediately before the exchange, of the initial notes exchanged for the exchange notes.

LEGAL MATTERS

      The validity of the exchange notes offered by us will be passed upon for us by Calfee, Halter & Griswold LLP, 1400 McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114.

INDEPENDENT ACCOUNTANTS

      The consolidated financial statements and schedule incorporated in this offering memorandum by reference from our Annual Report on Form 10-K for the fiscal year ended May 31, 2003 have been audited by Ciulla, Smith & Dale, LLP, independent auditors, as stated in their report thereto. We are the only public SEC reporting company for whom Ciulla, Smith & Dale, LLP is engaged to provide audit services.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification Of Directors And Officers

      Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 145 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection therewith if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 145 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability, but in view of all the circumstances of the case, such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 145 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation may pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 145 establishes provisions for determining that a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 145 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

      Section 102(b)(7) of the DGCL permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s duty of care. Specifically, this section provides that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Accordingly, Article VIII of the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that to the full extent permitted by the DGCL, no director of the Registrant will be personally liable to the Registrant or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Registrant.

      Article IX of the Certificate of Incorporation provides in part that the Registrant shall indemnify any director or officer who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant, as a director, officer, employee or agent of certain other entities, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

      Both the DGCL and Article IX of the Certificate of Incorporation provide that the Registrant may maintain insurance to cover losses incurred pursuant to liability of directors and officers of the Registrant. The Registrant has purchased a Directors and Officers Liability Insurance Policy, which insures the directors and officers against certain liabilities that might arise in connection with their respective positions with the Registrant.

      The Registrant has entered into Indemnification Agreements with each of its directors and officers providing for additional indemnification protection beyond that provided by the Directors and Officers Liability Insurance Policy. In the Indemnification Agreements, the Registrant has agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the Certificate of Incorporation, the DGCL, or by any amendment(s) thereto.

Item 21.	Exhibits and Financial Statement Schedules

      See Exhibit Index.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 6th day of April, 2004.

RPM INTERNATIONAL INC.

By:	/s/ FRANK C. SULLIVAN

Frank C. Sullivan
President and Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below hereby authorizes and appoints Frank C. Sullivan, Ronald A. Rice, P. Kelly Tompkins, Edward W. Moore and Arthur C. Hall III and each of them, each of whom may act without joinder of the other, as his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below any and all amendments and post-effective amendments to this Registration Statement and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in respect of any offering contemplated by this Registration Statement that his or her attorney-in-fact may deem necessary or appropriate.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 6th day of April, 2004.

Signature	Title

/s/ FRANK C. SULLIVAN Frank C. Sullivan	President, Chief Executive Officer and a Director (Principal Executive Officer)

/s/ ROBERT L. MATEJKA Robert L. Matejka	Vice President, Chief Financial Officer and Controller (Principal Financial and Accounting Officer)

/s/ THOMAS C. SULLIVAN Thomas C. Sullivan	Chairman of the Board of Directors

Dr. Max D. Amstutz	Director

/s/ EDWARD B. BRANDON Edward B. Brandon	Director

/s/ BRUCE A. CARBONARI Bruce A. Carbonari	Director

/s/ E. BRADLEY JONES E. Bradley Jones	Director

Signature	Title

/s/ JAMES A. KARMAN James A. Karman	Director

/s/ DONALD K. MILLER Donald K. Miller	Director

/s/ WILLIAM A. PAPENBROCK William A. Papenbrock	Director

/s/ ALBERT B. RATNER Albert B. Ratner	Director

/s/ DR. JERRY SUE THORNTON Dr. Jerry Sue Thornton	Director

/s/ JOSEPH P. VIVIANO Joseph P. Viviano	Director

RPM INTERNATIONAL INC.

Exhibit Index

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of the Company, which is incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-101501), as filed with the Commission on November 27, 2002.

3.2	Amended and Restated By-Laws of the Company, which are incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (Registration No. 333-101501), as filed with the Commission on November 27, 2002.

4.1	Form of 6.25% Senior Note Due 2013.*

4.2	Indenture, dated as of December 9, 2003 between the Company, as issuer, and The Bank of New York, as trustee.

4.3	Registration Rights Agreement, dated as of December 9, 2003, among the Company, Banc One Capital Markets, Inc., Wachovia Capital Markets, LLC, J.P. Morgan Securities, Inc., Fifth Third Securities, Inc., Mellon Financial Markets, LLC and U.S. Bancorp Piper Jaffray Inc.

5.1	Opinion of Calfee, Halter & Griswold LLP.*

10.1	Purchase Agreement, dated as of December 4, 2003 among the Company, Banc One Capital Markets, Inc., Wachovia Capital Markets, LLC, J.P. Morgan Securities, Inc., Fifth Third Securities, Inc., Mellon Financial Markets, LLC and U.S. Bancorp Piper Jaffray Inc. and each of the Initial Purchasers named in Schedule A to the Purchase Agreement.

12.1	Statement regarding computation of ratio of earnings to fixed charges.*

23.1	Consent of Calfee, Halter & Griswold LLP (to be included in Exhibit 5.1).

23.2	Consent of Ciulla, Smith & Dale LLP.

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility of Bank of New York, as Trustee, on Form T-1.

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Clients.*

99.4	Form of Letter to Nominees.*

99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner.*

*	To be filed by amendment.